Exhibit 10.25

CREDIT AGREEMENT

dated as of

November 20, 2006

among

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY,

THE LENDERS PARTY HERETO,

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent, Co-Lead Arranger,
Sole Book Runner and Swingline Lender

and

LASALLE BANK NATIONAL ASSOCIATION, as Co-Lead Arranger

This CREDIT AGREEMENT is made and entered into as of November 20, 2006 among AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, the LENDERS party hereto, KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, Co-Lead Arranger, Sole Book Runner and Swingline Lender, and LASALLE BANK NATIONAL ASSOCIATION, as Co-Lead Arranger.

Recitals:

A.            The Borrower desires to borrow funds under this Agreement for general corporate purposes, including liquidity and working capital.

B.            The Lenders are willing to make loans under the terms and conditions set forth in this Agreement.

Agreements:

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.          Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Adjusted Consolidated Debt” means, as of any date, Consolidated Debt (of the type described in any or all of clauses (a), (b), (c), (d), (e), (h) and (i) of the definition of “Debt”, but, as to clause (i), only to the extent that it is an unpaid obligation in respect of a letter of credit or letter of guaranty that is then due and payable and not contingent) on such date, other than (i) Debt evidenced by Trust Preferred Securities Notes, but only to the extent that the aggregate unpaid principal balance of such Trust Preferred Securities Notes on such date does not exceed an amount equal to fifteen percent (15%) of Total Capitalization on such date (for the sake of clarity, with any portion of Debt evidenced by Trust Preferred Securities Notes that exceeds an amount equal to fifteen percent (15%) of Total Capitalization on such date being included in Consolidated Debt for the purposes of this definition) and (ii) other Subordinated Debt.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Adjustment.

“Adjusted Total Capitalization” means, as of any date, an amount equal to Total Capitalization, plus Accumulated Other Comprehensive Loss, or minus Accumulated Other Comprehensive Income (as those terms are used under GAAP), as applicable, to the extent, if any, reflected as a component of Consolidated Net Worth as of such date.

“Administrative Agent” means KeyBank National Association, in its capacity as administrative agent under the Loan Documents, and its successors in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by or under common Control with such specified Person.

“Agent” means the Administrative Agent.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day, plus one-half percent (0.50%). Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate will be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“American Equity Life” means American Equity Investment Life Insurance Company, an Iowa insurance company.

“Amounts Available for Dividends” means, (a) as of the end of the first, second and third Fiscal Quarters of any Fiscal Year, the maximum aggregate amount of dividends that American Equity Life and each other Insurance Subsidiary is permitted to pay as of the first day of such Fiscal Year and (b) as of the end of the last Fiscal Quarter of any Fiscal Year, the maximum aggregate amount of dividends that American Equity Life and each other Insurance Subsidiary is permitted to pay as of the first day of the immediately succeeding Fiscal Year, in each case under the Applicable Insurance Code of its state of domicile and without necessitating approval of the Applicable Insurance Regulatory Authority.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Insurance Code” means, as to any Insurance Subsidiary, the insurance code or other statute of any state where such Insurance Subsidiary is domiciled or doing insurance business and any successor statute of similar import, together with the regulations thereunder, as amended or otherwise modified and in effect from time to time. References to sections of the Applicable Insurance Code shall be construed to also refer to successor sections.

“Applicable Insurance Regulatory Authority” means, when used with respect to any Insurance Subsidiary, the insurance department or similar administrative authority or agency located in the state in which such Insurance Subsidiary is domiciled.

“Applicable Rate” means for any day:

(a)           with respect to any Revolving Loan that is a Eurodollar Loan, the applicable rate per annum set forth in the Pricing Schedule in the row opposite the caption “Euro-Dollar Margin” and in the column corresponding to the “Pricing Level” that applies for such day; and

(b)           with respect to the facility fees payable hereunder, the applicable rate per annum set forth in the Pricing Schedule in the row opposite the caption “Facility Fee Rate” and in the column corresponding to the “Pricing Level” that applies for such day.

In each case, the “Applicable Rate” will be based on the Borrower’s Pricing Rating (as defined in the Pricing Schedule) as of the relevant determination date; provided that at any time when an Event of Default has occurred and is continuing, such Applicable Rates will be those set forth in the Pricing Schedule as “Pricing Level V”.

On the Effective Date and until adjusted pursuant to the provisions of this definition and the Pricing Schedule, the Applicable Rate will be determined by reference to Level III Pricing.

“Arrangers” means KeyBanc Capital Markets and LaSalle Bank National Association, in their capacity as co-lead arrangers of the credit facility provided under this Agreement.

“Assignment” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assumed Reinsurance” means reinsurance assumed by any Insurance Subsidiary from another Person (other than from another Insurance Subsidiary or Affiliate of the Borrower).

“Authorized Control Level Risk-Based Capital”, as of any date, has the meaning set forth on page 23, line 30, column 1 of the annual Statutory Statement most recently filed by American Equity Life and each other Insurance Subsidiary (or equivalent page, line, column or statement, to the extent that any thereof is modified or replaced).

“Base Rate”, when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Best” means A.M. Best & Co. and its successors and assigns or, if it shall be dissolved or shall no longer assign ratings to insurance companies, then any other nationally recognized insurance statistical rating agency designated by the Administrative Agent.

“Blocked Person” has the meaning specified in Section 3.19.

“Board of Directors” means, the Board of Directors of the Borrower or any committee thereof duly authorized to act on behalf of such Board of Directors.

“Borrower” means American Equity Investment Life Holding Company, an Iowa corporation, and its successors.

“Borrower Cash Generated” means, as of the end of any Fiscal Quarter, the sum of (a) Amounts Available for Dividends as of such Fiscal Quarter-end and (b) Trailing Borrower-Only EBITDA as of such Fiscal Quarter-end.

“Borrower Net Income” means, for any period, the net income (or loss) of the Borrower only (that is, not on a Consolidated basis) for such period, as determined in accordance with GAAP, except that, notwithstanding GAAP, (a) the only revenues that shall be included in such determination are (i) interest received in cash on the Surplus Notes; (ii) revenues of the Borrower under the Investment Advisory Agreement; (iii) income from investments of the Borrower, excluding the Borrower’s investments in its Subsidiaries; (iv) cash flow from Subsidiaries that are not Insurance Subsidiaries; and (v) income from interest rate Hedging Agreements to which the Borrower is a party and that are entered into in connection with Subordinated Debt under which the Borrower is the borrower or other primary obligor; and (b) non-cash Interest Expense in connection with the Convertible 2004 Debt that would otherwise be included in the computation of net income by reason of Financial Accounting Standard 133 shall be excluded from such determination.

“Borrower-Only EBITDA” means, for any period, Borrower Net Income for such period, plus, without duplication and only to the extent reflected as a charge in the statement of such Borrower Net Income for such period, (a) Interest Expense of the Borrower only for such period, (b) depreciation of the Borrower only for such period, as determined in accordance with GAAP, (c) amortization of the Borrower only for such period, as determined in accordance with GAAP, and (d) all provisions for Income Taxes (exclusive of Income Taxes attributable to the income or income or excess profits of the Subsidiaries) during such period.

“Borrowing” means Loans of the same Interest Type made, converted or continued on the same day and, in the case of Eurodollar Loans, as to which the same Interest Period is in effect. The term “Borrowing” does not apply to a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Cleveland, Ohio are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as capital leases on a balance sheet of such Person. The amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

“Cash Coverage Ratio” means, as of the end of any Fiscal Quarter, the ratio of (a) Borrower Cash Generated as of such Fiscal Quarter-end to (b) Trailing Fixed Charges as of such Fiscal Quarter-end.

“Ceded Reinsurance” means risk that is ceded (whether by co-insurance, reinsurance or equivalent relationship otherwise named) by any Insurance Subsidiary to any other Person (other than to another Insurance Subsidiary or Affiliate of the Borrower), other than Surplus Relief Reinsurance.

“Change in Control” means the occurrence of any of the following:

(a)           at any time that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for the purposes of this clause (a) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than any one or more of the following: (i) 10% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower and (ii) 10% of the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower;

(b)           during any period of eighteen (18) consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors (i) whose election by the Board of Directors was, or (ii) whose nomination for election by the Borrower’s shareholders was, prior to the date of the proxy or consent solicitation relating to such nomination, approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved), shall cease for any reason to constitute a majority of the members of the Board of Directors then in office;

(c)           the adoption of a plan relating to the liquidation or dissolution of the Borrower; or

(d)           the merger (other than a merger permitted under the provisions of Section 6.03) or consolidation of the Borrower with or into another Person or the merger of another Person with or into the Borrower, or the sale of all or substantially all the assets of the Borrower (determined on a Consolidated basis) to another Person, other than a merger or consolidation transaction in which holders of Equity Interests representing 100% of the ordinary voting power represented by the Equity Interests in the Borrower immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the ordinary voting power represented by the Equity Interests in the surviving Person in such merger or consolidation transaction issued and outstanding immediately after such transaction and in substantially the same proportion as before the transaction.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after such date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such date.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.05 or Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment pursuant to which such Lender shall have assumed its initial Commitment, as applicable. The initial aggregate amount of the Commitments is $150,000,000.

“Consolidated” means the Borrower and its Subsidiaries, taken as a whole in accordance with GAAP.

“Consolidated Assets” means, as at the date of any determination, the net book value of all assets of the Borrower and its Subsidiaries as of such date classified as assets in accordance with GAAP and determined on a Consolidated basis.

“Consolidated Interest Expense” means Interest Expense of the Borrower and its Subsidiaries determined on a Consolidated basis.

“Consolidated Liabilities” means, as at any date of determination, all liabilities of the Borrower and its Subsidiaries as of such date classified as liabilities in accordance with GAAP and determined on a Consolidated basis.

“Consolidated Net Worth” means, as at any date of determination, the remainder of (a) all Consolidated Assets (after deducting all applicable reserves and excluding any re-appraisal or write-up of assets after the date of this Agreement) as of such date, minus (b) all Consolidated Liabilities as of such date, but computed without giving effect to Accumulated Other Comprehensive Income (Loss) under Financial Accounting Standards 115 and 123.

“Control” means possession, directly or indirectly, of the power (a) to vote 10% or more of any class of voting securities of a Person or (b) to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible 2004 Debt” has the meaning specified in Section 6.01.

“Convertible 2004 Debt Documents” means the Indenture in respect of the Convertible 2004 Debt dated December 6, 2004 by and between the Borrower and U.S. Bank National Association, as Trustee, as supplemented by the First Supplemental Indenture dated December 30, 2004, the Borrower’s 5.25% Contingent Convertible Senior Notes Due 2024 issued thereunder, the Registration Rights Agreement (as defined therein) and related agreements and other documents, as amended and supplemented from time to time pursuant to this Agreement.

“Current Redeemable Equity” means any preferred stock or other Equity Interests, which in either case, is subject to mandatory redemption at any time prior to the first anniversary of the Maturity Date (as it exists on any date of determination).

“Debt” of any Person means, without duplication:

(a)           all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than unspent cash deposits held in escrow by or in favor of such Person, or in a segregated deposit account controlled by such Person, in each case in the ordinary course of business to secure the performance obligations of, or damages owing from, one or more third parties),

(b)           all obligations of such Person evidenced by bonds, debentures, notes (including, without limitation, the Trust Preferred Securities Notes) or similar instruments,

(c)           all obligations of such Person on which interest charges are customarily paid (other than obligations where interest is levied only on late or past due amounts).

(d)           all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,

(e)           all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business),

(f)            all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed,

(g)           all Guarantees by such Person of Debt of others,

(h)           all Capital Lease Obligations of such Person,

(i)            all unpaid obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than cash collateralized letters of credit to secure the performance of workers’ compensation, unemployment insurance, other social security laws or regulations, bids, trade contracts, leases, environmental and other statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, obtained in the ordinary course of business),

(j)            all capital stock of such Person which is required to be redeemed or is redeemable at the option of the holder if certain events or conditions occur or exist or otherwise, and

(k)           all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor pursuant to law or judicial holding as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that contractual provisions binding on the holder of such Debt provide that such Person is not liable therefor; provided that Debt shall not include (i) obligations with respect to insurance policies, annuities, guaranteed investment contracts and similar products underwritten by, or Reinsurance Agreements or Retrocession Agreements entered into by, an Insurance Subsidiary in the ordinary course of its business, (ii) obligations with respect to Surplus Relief Reinsurance ceded by an Insurance Subsidiary, or (iii) obligations in the ordinary course of business of such Person to purchase securities that arise out of or in connection with the sale of the same or substantially similar securities or to return collateral consisting of securities arising out of or in connection with the loan of the same or substantially similar securities.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means each Subsidiary that is not a Foreign Subsidiary.

“Effective Date” means the date on which each of the conditions specified in Section 4.01 is satisfied (or waived in accordance with Section 9.02).

“Effective Date Trust Preferred Securities” means mandatorily redeemable preferred securities issued by any of the following Delaware business trusts that are Affiliates of the Borrower as of the Effective Date: American Equity Capital Trust I, American Equity Capital Trust II, American Equity Capital Trust III, American Equity Capital Trust IV, American Equity Capital Trust V, American Equity Capital Trust VI, American Equity Capital Trust VII, American Equity Capital Trust VIII, American Equity Capital Trust IX, American Equity Capital Trust X, American Equity Capital Trust XI and American Equity Capital Trust XII.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or the effects of the environment on health and safety.

“Equity Interests” means (a) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (b) any Equity Rights in such Person.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 4 14(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (except an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 4 12(d) of the Internal Revenue Code or Section 3 03(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” has the meaning specified in Article 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Taxes” means, with respect to any Lender Party or other recipient of a payment made by or on account of any obligation of the Borrower hereunder:

(a)           income or franchise taxes imposed on (or measured by) its net income, receipts, capital or net worth by the United States (or any jurisdiction within the United States, except to the extent that such jurisdiction within the United States imposes such taxes solely in connection with such Lender Party’s enforcement of its rights or exercise of its remedies under the Loan Documents), or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located (collectively, “Income Taxes”);

(b)           any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above; and

(c)           in the case of a Foreign Lender, any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(e).

Notwithstanding the foregoing, a withholding tax will not be an “Excluded Tax” to the extent that (A) it is imposed on amounts payable to a Foreign Lender by reason of an assignment made to such Foreign Lender at the Borrower’s request pursuant to Section 2.19(b), (B) it is imposed on amounts payable to a Foreign Lender by reason of any other assignment and does not exceed the amount for which the assignor would have been indemnified pursuant to Section 2.17(a) or (C) in the case of designation of a new lending office, it does not exceed the amount for which such Foreign Lender would have been indemnified if it had not designated a new lending office.

“Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate outstanding principal amount of such Lender’s Revolving Loans at such time and (b) such Lender’s Swingline Exposure at such time.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of Cleveland, or, if such rate is not so published on such Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financial Officer” means the chief financial officer, vice chairman, or vice president of accounting of the Borrower.

“Financing Transactions” means any one or more of the execution, delivery and performance by the Borrower of the Loan Documents to which it is to be a party, and the borrowing of Loans.

“Fiscal Quarter” means a fiscal quarter of the Borrower.

“Fiscal Quarter Increase” means, as to any Fiscal Quarter, the sum of (a) the greater of (i) an amount equal to 50% of the Borrower’s Consolidated net, after tax earnings (determined in accordance with GAAP) for such Fiscal Quarter and (ii) zero dollars ($0) and (b) and an amount equal to 50% of Net Available Proceeds received by the Borrower in such Fiscal Quarter.

“Fiscal Year” means a fiscal year of the Borrower.

“Fitch” means Fitch Ratings, a subsidiary of Fimilac, S.A.

“Fixed Charges” means, for any period, the sum, without duplication, of (a) Consolidated Interest Expense for such period, (b) Restricted Payments made or incurred by the Borrower during such period, and (c) payments of Income Taxes made by the Borrower during such period, except to the extent that such Income Taxes are paid with the proceeds of payments made by a Subsidiary pursuant to a tax sharing agreement between the Borrower and such Subsidiary.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction outside the United States.

“Foreign Subsidiary” means a Subsidiary (which may be a corporation, limited liability company, partnership or other legal entity) organized under the laws of a jurisdiction outside the United States, and conducting substantially all its operations outside the United States.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited Consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders.

“Governmental Authority” means the government of the United States or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other debt-like obligations of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedging arrangement.

“Income Taxes” has the meaning specified in clause (a) of the definition of Excluded Taxes.

“Indemnified Taxes” means all Taxes except Excluded Taxes.

“Insurance Subsidiary” means a Subsidiary that is a regulated insurance company. As of the date of this Agreement, American Equity Investment Life Insurance Company and American Equity Investment Life Insurance Company of New York constitute the Insurance Subsidiaries.

“Interest Election” means an election by the Borrower to change or continue the Interest Type of a Borrowing in accordance with Section 2.07.

“Interest Expense” means, for any fiscal period, all expense of the Borrower or any of its Subsidiaries for such fiscal period classified as interest expense for such period, including interest on capitalized interest and interest under “synthetic” leases, in accordance with GAAP; provided that Interest Expense shall not include (a) interest expense, if any, in respect of Hedging Agreements that would otherwise be included pursuant to Financial Accounting Standard 133; (b) interest expense in respect of obligations in the ordinary course of business of the Borrower or any of its Subsidiaries to purchase securities that arise out of or in connection with the sale of the same or substantially similar securities or to return collateral consisting of securities arising out of or in connection with the loan of the same or substantially similar securities; or (c) non-cash interest expense accrued on the Convertible 2004 Debt.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each calendar quarter, (b) with respect to any Swingline Loan, the day on which such Loan is required to be repaid and (c) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, if such Interest Period is longer than three months, each day during such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period beginning on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be deemed to be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Type”, when used with respect to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit or capital contribution to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lender Parties” means the Lenders and the Administrative Agent.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment or Section 2.05, other than any such Person that ceases to be a party hereto pursuant to an Assignment. Unless the context requires otherwise, the term “Lenders” includes the Swingline Lender.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the per annum rate of interest, determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive and binding absent manifest error) as of approximately 11:00 A.M. (London time) two (2) Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Borrowing, appearing on page 3750 of the Dow Jones Telerate Service (or any successor to or substitute page of such Service, or any successor to or substitute for such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as the rate in the London interbank market for dollar deposits in immediately available funds with a maturity comparable to such Interest Period. In the event that such a rate quotation is not available for any reason, then the rate shall be the rate, determined by the Administrative Agent as of approximately 11:00 A.M. (London time) two (2) Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Borrowing, to be the average (rounded upwards, if necessary, to the nearest one sixteenth of one percent (1/16th of 1%)) of the per annum rates of interest at which dollar deposits in immediately available funds, approximately equal in principal amount to such Eurodollar Borrowing and for a maturity comparable to the Interest Period, are offered to KeyBank National Association by prime banks in the London interbank market.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Like-Kind Exchange” means the disposition of property in exchange for similar property or for cash proceeds in a transaction qualifying as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986 (or any successor provision).

“Loan Documents” means this Agreement, any promissory note issued by the Borrower pursuant to Section 2.09(e) and any certificate required to be delivered by the Borrower pursuant to Article 2 or Article 5.

“Loans” means loans made by the Lenders to the Borrower pursuant to this Agreement. Unless the context requires otherwise, the term “Loans” includes Swingline Loans.

“Long-Term Debt” means any Debt that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets, financial condition, prospects, contingent liabilities or material agreements of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to any Lender Party under, or the validity or enforceability of, any Loan Document.

“Material Debt” means Debt (other than obligations in respect of the Loans) or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time will be the maximum aggregate amount (after giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Insurance Subsidiary” means a Material Subsidiary that is also an Insurance Subsidiary. As of the date of this Agreement, American Equity Investment Life Insurance Company constitutes the only Material Insurance Subsidiary.

“Material Subsidiary” means a Subsidiary that holds, directly or indirectly, more than 5% of the Consolidated assets of the Borrower and its Subsidiaries at such time or that accounts for more than 5% of the consolidated revenues of the Borrower and its Subsidiaries at such time, in each instance determined in accordance with GAAP.

“Maturity Date” means the Revolving Availability Termination Date.

“Minimum Net Worth” means, for any Fiscal Quarter, the minimum Consolidated Net Worth required to be maintained by the Borrower as of the end of such Fiscal Quarter pursuant to Section 6.13.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns or, if it shall be dissolved or shall no longer assign credit ratings to long term debt, then any other nationally recognized statistical rating agency designated by the Administrative Agent.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“Net Available Proceeds” means, with respect to the sale or other disposition of any Equity Interests of the Borrower or a Material Subsidiary, the aggregate amount of all cash received by the Borrower and its Material Subsidiaries in respect of such sale or other disposition, net of reasonable expenses incurred by the Borrower and its Material Subsidiaries in connection therewith.

“Other Taxes” meansany and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participants” has the meaning specified in Section 9.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Percentage” means, with respect to any Lender, the percentage of the Total Commitment represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Percentages will be determined based on the Commitments most recently in effect, adjusted to give effect to any assignments.

“Permitted Investments” means any of the following: (a) any investment in direct obligations of the United States of America or any agency thereof; (b) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by any Lender or a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Exchange Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a Lender or a bank meeting the qualifications described in clause (b) above; (d) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the times as of which any investment therein is made of “P-l” (or higher) by Moody’s or “A-1” (or higher) by S&P; (e) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s; and (f) any other investment permitted by the Applicable Insurance Regulatory Authority.

“Permitted Liens” means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05:

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (including, without limitation, deposits made in the ordinary course of business to cash collateralize letters of credit described in the parenthetical in clause (i) of the definition of “Debt”);

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, and Liens imposed by statutory or common law relating to banker’s liens or rights of setoff or similar rights relating to deposit accounts, in each case in the ordinary course of business;

(e)           Liens arising under escrows, trusts, custodianships, separate accounts, funds withheld procedures, and similar deposits, arrangements, or agreements established with respect to insurance policies, annuities, guaranteed investment contracts and similar products underwritten by, or Reinsurance Agreements entered into by, any Insurance Subsidiary in the ordinary course of business;

(f)            deposits with insurance regulatory authorities in the ordinary course of business; and

(g)           easements, zoning restrictions, rights-of-way, licenses, reservations, minor irregularities of title and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Material Subsidiary;

provided that, except as provided in clause (c), above, the term “Permitted Liens” shall not include any Lien that secures Debt.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (except a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 400 l(a)(13) of ERISA.

“Prevailing Eastern Time” means “eastern standard time” as defined in 15 USC §263 as modified by 15 USC §260a.

“Pricing Schedule” means the Pricing Schedule attached hereto.

“Prime Rate” means, for any day, the rate of interest per annum then most recently publicly announced by KeyBank National Association as its “prime” rate (or equivalent rate otherwise named) in effect at its principal office in Cleveland, Ohio, which prime rate is not necessarily the lowest rate of interest charged by KeyBank National Association to commercial borrowers. Each change in the Prime Rate will be effective for purposes hereof from and including the date such change is publicly announced as being effective.

“Rating Agency” means each of S&P and Best.

“Register” has the meaning specified in Section 9.04(c).

“Reinsurance Agreement” means any agreement, contract, treaty or other arrangement providing for Ceded Reinsurance by any Insurance Subsidiary or any Subsidiary of such Insurance Subsidiary.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates.

“Required Lenders” means, at any time, Lenders having aggregate Exposures and unused Commitments representing more than 50% of the sum of all Exposures and unused Commitments at such time.

“Restricted Payment” means, without duplication, (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower or with respect to any Trust Preferred Securities or (b) any payment (whether in cash, securities or other property) or incurrence of an obligation by the Borrower or any of its Subsidiaries, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest in the Borrower or any Trust Preferred Securities.

“Retrocession Agreement” means any agreement, contract, treaty or other arrangement (other than Surplus Relief Reinsurance) whereby any Insurance Subsidiary or any Subsidiary of such Insurance Subsidiary cedes reinsurance to other insurers (other than to another Insurance Subsidiary or any of its Subsidiaries).

“Revolving Availability” means on any date an amount equal to the Total Commitment Amount on such date, minus the Total Outstanding Amount on such date.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the Revolving Availability Termination Date (or, if earlier, the date on which all outstanding Commitments terminate).

“Revolving Availability Termination Date” means November 18, 2011 (or if such date is not a Business Day with respect to Eurodollar Loans, the next preceding day that is a Business Day with respect to Eurodollar Loans).

“Revolving Loan” means a Loan made pursuant to Section 2.02.

“Risk-Based Capital Ratio” means, as of the end of any Fiscal Quarter, the ratio of (a) Total Adjusted Capital as of such Fiscal Quarter-end to (b) an amount equal to (i) Authorized Control Level Risk-Based Capital as of such Fiscal Quarter-end, times (ii) two (2).

“Sale-Leaseback Transaction” has the meaning specified in Section 6.07.

“SAP” means, with respect to any Insurance Subsidiary, the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority, applied on a basis consistent with those that, in accordance with the last sentence of Section 1.04 hereof, are to be used in making the calculations for purposes of determining compliance with this Agreement.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors and assigns or, if it shall be dissolved or shall no longer assign credit ratings to long term debt, then any other nationally recognized statistical rating agency designated by the Administrative Agent.

“SEC” means the United States Securities and Exchange Commission.

“Senior Debt Rating” means a rating of the Borrower’s senior long-term debt which is not secured or supported by a guarantee, letter of credit or other form of credit enhancement; provided that if a Senior Debt Rating by a Rating Agency is required to be at or above a specified level and such Rating Agency shall have changed its system of classifications after the date hereof, the requirement will be met if the Senior Debt Rating by such Rating Agency is at or above the new rating which most closely corresponds to the specified level under the old rating system; and provided further that the Senior Debt Rating in effect on any date is that in effect at the close of business on such date.

“Statutory Reserve Adjustment” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages will include those imposed pursuant to such Regulation D. Eurodollar Loans will be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Adjustment will be adjusted automatically on and as of the effective date of any change in any applicable reserve percentage.

“Statutory Statement” means, as to any Insurance Subsidiary, a statement of the condition and affairs of such Insurance Subsidiary, prepared in accordance with statutory accounting practices required or permitted by the Applicable Insurance Regulatory Authority, and filed with the Applicable Insurance Regulatory Authority.

“Statutory Surplus” means, as at any date for any Insurance Subsidiary, the aggregate amount of surplus as regards policyholders (determined without duplication in accordance with SAP) of such Insurance Subsidiary, as set forth on page 3, line 38, of the most recent Statutory Statement of such Insurance Subsidiary (or equivalent page, line, or statement, to the extent that any thereof is modified or replaced).

“Subordinated Debt” means the Debt of the Borrower evidenced by the Trust Preferred Securities Notes and any other Debt of the Borrower (a) no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise), prior to the date that is twelve months after the Maturity Date and (b) that has been subordinated to the Loans and other obligations of the Borrower under the Loan Documents in right and time of payment upon terms that are satisfactory to the Required Lenders, which terms may, in the Required Lenders’ determination, include (without limitation) limitations or restrictions on the right of the holder of such Debt to receive payments and exercise remedies.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation, limited liability company, partnership or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other corporation, limited liability company, partnership or other entity (i) of which securities or other ownership interests (A) representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership voting interests or (B) otherwise having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, are, as of such date, owned, controlled or held, or (ii) that is otherwise Controlled (pursuant to clause (b) of the definition of “Control”) as of such date, by the parent and/or one or more of its subsidiaries, but excluding any such entity that is required to be consolidated under GAAP solely by reason of FASB Interpretation No. 46.

“Subsidiary” means any subsidiary of the Borrower. As of the date of this Agreement, American Equity Investment Life Insurance Company, American Equity Investment Life Insurance Company of New York, American Equity Investment Capital, Inc., and American Equity Investment Properties, L.C. are the Subsidiaries of the Borrower.

“Surplus Note” means any surplus note or debenture issued at any time by American Equity Life or other Insurance Subsidiary to the Borrower, as such surplus note or debenture may be amended or modified in accordance with this Agreement and approved by the Applicable Insurance Regulatory Authority.

“Surplus Relief Reinsurance” means any transaction in which any Insurance Subsidiary or any Subsidiary of such Insurance Subsidiary cedes business under a reinsurance agreement that would be considered a “financing-type” reinsurance agreement as determined by the independent certified public accountants of American Equity Life or other Insurance Subsidiary in accordance with principles published by the Financial Accounting Standards Board or the Second Edition of the AICPA Audit Guide for Stock Life Insurance Companies (pp. 91-92 or equivalent provisions), as the same may be revised from time to time.

“Swingline Exposure” means, at any time, the aggregate outstanding principal amount of the Swingline Loans at such time. The Swingline Exposure of any Lender at any time will be its Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means KeyBank National Association, in its capacity as the lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Adjusted Capital”, as of any date, has the meaning set forth on, whichever is most recently filed by American Equity Life and each other Insurance Subsidiary, (a) page 23, line 29, column 1 of its most recently filed annual Statutory Statement or (b) page 3, line 38, column 1 of its most recently filed quarterly Statutory Statement (or, in each case, equivalent page, line, column or statement, to the extent that any thereof is modified or replaced).

“Total Capitalization” means, as of any date, the aggregate of, without duplication, (a) Consolidated Debt of the Borrower, of the type described in any or all of clauses (a), (b), (c), (d), (e) and (h) of the definition of “Debt”, on such date and (b) Consolidated Net Worth of the Borrower, on such date.

“Total Commitment” means, at any date, the aggregate of the Commitments of all Lenders at such date.

“Total Outstanding Amount” means, at any date, the aggregate Exposures of all Lenders at such date.

“Trailing Borrower-Only EBITDA” means, as of the end of any Fiscal Quarter, Borrower-Only EBITDA for such Fiscal Quarter, plus Borrower-Only EBITDA for the three (3) immediately preceding Fiscal Quarters.

“Trailing Fixed Charges” means, as of the end of any Fiscal Quarter, Fixed Charges for such Fiscal Quarter, plus Fixed Charges for the three (3) immediately preceding Fiscal Quarters.

“Trust Preferred Securities” means mandatorily redeemable preferred securities issued by one or more Delaware business trusts that are Affiliates of the Borrower (including, without limitation, Effective Date Trust Preferred Securities), to which trusts the Borrower has issued

Trust Preferred Securities Notes, provided that no such preferred securities shall be mandatorily redeemable earlier than November 18, 2014.

“Trust Preferred Securities Notes” means (a) the unsecured junior subordinated deferrable interest notes issued by the Borrower to evidence loans made to the Borrower by the issuers of the Trust Preferred Securities from the proceeds of the sale of such Trust Preferred Securities under and pursuant to any of the Effective Date Trust Preferred Securities and (b) any subsequent unsecured junior subordinated deferrable interest notes issued by the Borrower to evidence loans made to the Borrower by the issuers of the Trust Preferred Securities from the proceeds of the sale of such Trust Preferred Securities, which notes are governed by indentures in all material respects equivalent (other than the face amount of such debentures) to that certain Junior Subordinated Indenture dated June 15, 2005 between the Borrower and JPMorgan Chase Bank, N.A., as trustee.

“United States” means the United States of America.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Section 1.02.          Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified by Interest Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.03.          Terms Generally. The definitions of terms herein (including those incorporated by reference to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “withoutlimitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04.          Accounting Terms; Changes in GAAP.

(a)           Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent hereunder shall (unless otherwise disclosed to the Administrative Agent in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with GAAP or with SAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Administrative Agent hereunder (which, prior to the delivery of the first financial statements under Section 5.01 hereof, shall mean the audited, or annual statutory, financial statements as at December 31, 2005 referred to in Section 3.04 hereof). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP or with statutory accounting practices applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Administrative Agent pursuant to Section 5.01 hereof (or, prior to the delivery of the first financial statements under Section 5.01 hereof, used in the preparation of the audited, or annual statutory, financial statements as at December 31, 2005 referred to in Section 3.04 hereof) unless (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Required Lenders (through the Administrative Agent) shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the audited, or annual statutory, financial statements referred to in Section 3.04 hereof).

(b)           The Borrower shall deliver to the Administrative Agent at the same time as the delivery of any annual or quarterly financial statement under Section 5.01 hereof (i) a description in reasonable detail of any material variation between the application of accounting principles, or statutory accounting practices, employed in the preparation of such statement and the application of accounting principles, or statutory accounting practices, employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

(c)           To enable the ready and consistent determination of compliance with the covenants set forth in Article 6 hereof, the Borrower shall not change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.

ARTICLE 2

THE CREDITS

Section 2.01.          Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not at any time result in (A) such Lender’s Exposure exceeding its Commitment or (B) the Total Outstanding Amount exceeding the Total Commitment then in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b)           The Commitments of the Lenders are several, i.e., the failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for any other Lender’s failure to make Loans as and when required hereunder.

Section 2.02.          Revolving Loans. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Loans of the same Interest Type made by the Lenders ratably in accordance with their respective Commitments, as the Borrower may request (subject to Section 2.14) in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan. Any exercise of such option shall not affect the Borrower’s obligation to repay such Loan as provided herein.

(b)           At the beginning of each Interest Period for any Eurodollar Borrowing, the aggregate amount of such Borrowing shall be an integral multiple of $5,000,000 and not less than $10,000,000. When each Base Rate Borrowing is made, the aggregate amount of such Borrowing shall be an integral multiple of $1,000,000 and not less than $5,000,000; provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments. Borrowings of more than one Interest Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding.

(c)           Notwithstanding any other provision hereof, the Borrower will not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03.          Requests to Borrow Revolving Loans. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Prevailing Eastern Time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m., Prevailing Eastern Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of such Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing;

(iv)          in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of “Interest Period”; and

(v)           the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Interest Type of a Borrowing is specified, the requested Borrowing will be a Base Rate Borrowing. If no Interest Period with respect to a requested Eurodollar Borrowing is specified, the Borrower will be deemed to have selected an Interest Period of one month’s duration. Promptly after it receives a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender as to the details of such Borrowing Request and the amount of such Lender’s Loan to be made pursuant thereto.

Section 2.04.          Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in each case in an amount that (i) is an integral multiple of $500,000, (ii) will not result in the aggregate outstanding principal amount of all Swingline Loans exceeding $15,000,000 and (iii) will not result in the Total Outstanding Amount exceeding the Total Commitment then in effect; provided that the Swingline Lender will not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)           To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or email transmission), not later than 3:00 p.m., Prevailing Eastern Time, on the proposed date of borrowing. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent shall promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the Borrower’s general deposit account with the Swingline Lender by 5:00 p.m., Prevailing Eastern Time, on the requested date of such Swingline Loan. Each Swingline Loan shall bear interest at the rate specified in Section 2.13(c).

(c)           The Borrower unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the thirtieth day after such Swingline Loan is made; provided that, unless the Swingline Lender otherwise expressly agrees in writing, on each day that a Borrowing of Revolving Loans is made, the Borrower shall repay all Swingline Loans that were outstanding when such Borrowing was requested.

(d)           The Borrower will have the right at any time to prepay any Swingline Loan in full or in part in an amount that is an integral multiple of $500,000. The Borrower shall notify the Swingline Lender and the Administrative Agent, by telephone (confirmed by telecopy or email transmission), of the date and amount of any such prepayment not later than noon, Prevailing Eastern Time, on the date of prepayment. Each such prepayment shall be made directly to the Swingline Lender and shall be accompanied by accrued interest on the amount prepaid.

(e)           The Swingline Lender may, by written notice given to the Administrative Agent not later than 3:00 p.m., Prevailing Eastern Time, on any Business Day, require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly after it receives such notice, the Administrative Agent shall notify each Lender as to the details thereof and such Lender’s Percentage of such aggregate amount of Swingline Loans. Each Lender agrees, upon receipt of such notification, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Percentage of such aggregate amount of Swingline Loans. Each Lender’s obligation to acquire participations in Swingline Loans pursuant to this subsection is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Commitments, and each payment by a Lender to acquire such participations shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this subsection by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06(b) shall apply, mutatis mutandis, to the payment obligations of the Lenders under this subsection), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in Swingline Loans acquired pursuant to this subsection, and thereafter payments in respect of such Swingline Loans shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or any other party on behalf of the Borrower) in respect of a Swingline Loan after the Swingline Lender receives the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent, which shall promptly remit any such amounts received by it to the Lenders that shall have made payments pursuant to this subsection and to the Swingline Lender, as their interests may appear. The purchase of participations in Swingline Loans pursuant to this subsection will not relieve the Borrower of any default in the payment thereof.

Section 2.05.          Optional Increase in Commitments. At any time prior to the date that is thirty days prior to the Revolving Availability Termination Date, if no Default shall have occurred and be continuing (or would result after giving effect thereto), the Borrower, may, if it so elects, increase the aggregate amount of the Commitments (each such increase to be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $10,000,000), either by designating a financial institution not theretofore a Lender to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent and the Swingline Lender, which consent will not be unreasonably withheld or delayed, and only if such financial institution accepts a Commitment in an aggregate amount that is an integral multiple of $5,000,000 and not less than $10,000,000), or by agreeing with an existing Lender that such Lender’s Commitment shall be increased. Upon execution and delivery by the Borrower and such Lender or other financial institution of an instrument (a “Commitment Acceptance”) in form reasonably satisfactory to the Administrative Agent, such existing Lender shall have a Commitment as therein set forth or such other financial institution shall become a Lender with a Commitment as therein set forth and with all the rights and obligations of a Lender with such a Commitment hereunder, and any such other financial institution shall be deemed to be a Lender for all purposes of this Agreement and the other Loan Documents without any amendment hereto or thereto and without the consent of any other party (other than those required above in this Section 2.05); provided:

(a)           that the Borrower shall provide prompt notice of such increase to the Administrative Agent, who shall promptly notify the Lenders;

(b)           that the Borrower shall have delivered to the Administrative Agent a copy of the Commitment Acceptance;

(c)           that the amount of such increase, together with all other increases in the aggregate amount of the Commitments pursuant to this Section 2.05 since the date of this Agreement, does not exceed $50,000,000;

(d)           that, before and after giving effect to such increase, the representations and warranties of the Borrower contained in Article 3 of this Agreement shall be true and correct; and

(e)           that the Administrative Agent shall have received such evidence (including an opinion of Borrower’s counsel) as it may reasonably request to confirm the Borrower’s due authorization of the transactions contemplated by this Section 2.05 and the validity and enforceability of the obligations of the Borrower resulting therefrom.

On the date of any such increase, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders that the conditions set forth in clauses (a) through (e) above have been satisfied.

Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.05:

(x)            within five Domestic Business Days, in the case of any Base Rate Borrowings then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Eurodollar Borrowings then outstanding, the Borrower shall prepay such Borrowing in its entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 4, the Borrower shall reborrow Loans from the

Lenders in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in such proportion; and

(y)           each existing Lender whose Commitment has not increased pursuant to this Section 2.05 (each, a “Non-increasing Lender”) shall be deemed, without further action by any party hereto, to have sold to each Lender whose Commitment has been assumed or increased under this Section 2.05 (each, an “Increased Commitment Lender”), and each Increased Commitment Lender shall be deemed, without further action by any party hereto, to have purchased from each Non-Increasing Lender, a participation (on the terms specified in Section 2.04(e) respectively) in each Swingline Loan in which such Non-Increasing Lender has acquired a participation in an amount equal to such Increased Commitment Lender’s Percentage thereof, until such time as all Swingline Exposures are held by the Lenders in proportion to their respective Commitments after giving effect to such increase.

Section 2.06.          Funding of Revolving Loans. (a) Each Lender making a Revolving Loan hereunder shall wire the principal amount thereof in immediately available funds, by 1:00 p.m., Prevailing Eastern Time, on the proposed date of such Loan, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent shall make such funds available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Cleveland, Ohio and designated by the Borrower in the applicable Borrowing Request.

(b)           Unless the Administrative Agent receives notice from a Lender before the proposed date of any Borrowing that such Lender will not make its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance on such assumption, make a corresponding amount available to the Borrower. In such event, if a Lender has not in fact made its share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the day such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07.          Interest Elections. (a) Each Borrowing of Revolving Loans initially shall be of the Interest Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Interest Type or, in the case of a Eurodollar Borrowing, to continue such Borrowing for one or more additional Interest Periods, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent thereof by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting that a Borrowing of the Interest Type resulting from such election be made on the effective date of such election. Each such telephonic Interest Election shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or e-mail transmission to the Administrative Agent of a written Interest Election in a form approved by the Administrative Agent and signed by the Borrower.

(c)           Each telephonic and written Interest Election shall specify the following information in compliance with Section 2.02 and subsection (e) of this Section:

(i)            the Borrowing to which such Interest Election applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.

If an Interest Election requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower will be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly after it receives an Interest Election, the Administrative Agent shall advise each Lender as to the details thereof and such Lender’s portion of each resulting Borrowing.

(e)           if the Borrower fails to deliver a timely Interest Election with respect to a Eurodollar Borrowing before the end of an Interest Period applicable thereto, such Borrowing (unless repaid) will be converted to a Base Rate Borrowing at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) each Eurodollar Borrowing (unless repaid) will be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto on the date of such notice.

Section 2.08.          Termination or Reduction of Commitments. (a) Unless previously terminated, the Commitments will terminate on the Revolving Availability Termination Date.

(b)           The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) the amount of each reduction of the Commitments shall be an integral multiple of $5,000,000 and not less than $10,000.000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect thereto and to any concurrent prepayment of Revolving Loans pursuant to Section 2.10, the total Exposures would exceed the total Commitments and (iii) the Borrower shall not reduce the Commitments if, after giving effect thereto, the outstanding Commitments would be less than $50,000,000.

(c)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.08(b), at least one Business Day before the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly after it receives any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section will be irrevocable; provided that any such notice terminating the Commitments may state that it is conditioned on the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or before the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments will be permanent and will be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.09.          Payment at Maturity; Evidence of Debt. (a) The Borrower unconditionally promises to pay to the Administrative Agent on the Maturity Date, for the account of each Lender, the then unpaid principal amount of such Lender’s Revolving Loans.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Interest Type thereof and each Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to subsections (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by any Lender or the Administrative Agent to maintain such accounts or any error therein shall not affect the Borrower’s obligation to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10.          Optional and Mandatory Prepayments. (a) Optional Prepayments. The Borrower will have the right at any time to prepay any Borrowing in whole or in part, subject to the provisions of this Section and Section 2.16.

(b)           Mandatory Prepayments. If at any date the Total Outstanding Amount exceeds the Total Commitment calculated as of such date, then not later than the next succeeding Business Day, the Borrower shall be required to prepay the Loans in an amount equal to such excess until the Total Outstanding Amount does not exceed the Total Commitment.

(c)           Allocation of Prepayments. Before any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(f).

(d)           Partial Prepayments. Each partial prepayment of a Borrowing shall be in an amount that would be permitted under Section 2.02(b) for a Borrowing of the same Interest Type, except as needed to apply fully the required amount of a mandatory prepayment. Each partial prepayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

(e)           Accrued Interest. Each prepayment of a Borrowing shall be accompanied by accrued interest to the extent required by Section 2.11 or Section 2.13.

(f)            Notice of Prepayments. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or e-mail transmission) of any prepayment of any Borrowing hereunder (i) in the case of a Eurodollar Borrowing, not later than noon, Prevailing Eastern Time, three Business Days before the date of prepayment and (ii) in the case of a Base Rate Borrowing, not later than noon, Prevailing Eastern Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c). Promptly after it receives any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

Section 2.11.          Change in Control. (a) If a Change in Control of the Borrower shall occur, the Borrower shall, within one Business Day after the occurrence thereof, give the Administrative Agent notice thereof, and the Administrative Agent shall promptly notify each Lender thereof. Such notice shall describe in reasonable detail the facts and circumstances giving rise thereto and the date of such Change in Control and each Lender may, by notice to the Borrower and the

Administrative Agent (a “Termination Notice”) given not later than ten days after the date of such Change of Control, terminate its Commitment, which shall be terminated, and declare any Loans made by it (together with accrued interest thereon) and any other amounts payable hereunder for its account to be, and such Loans and such amounts shall become, due and payable, in each case on the day following delivery of such Termination Notice (or if such day is not a Business Day, the next succeeding Business Day), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(b)           If the Commitment of any Lender is terminated pursuant to this Section at a time when any Swingline Loan is outstanding, then (i) such Lender shall remain responsible to the Swingline Lender with respect to such Swingline Loan to the same extent as if its Commitment had not terminated and (ii) the Borrower shall pay to such Lender an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to such Lender) equal to such Lender’s Percentage of the aggregate outstanding principal amount of such Swingline Loan at such time.

Section 2.12.          Fees. (a) The Borrower shall pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue during the Revolving Availability Period at the Applicable Rate on the average daily amount of the Commitment of such Lender, whether used or unused, during the period from and including the Effective Date to the date on which such Commitment terminates. Such facility fee shall be payable in arrears on the last day of each calendar quarter in respect of the quarter then ending and on the earlier date on which the Commitment of such Lender shall be terminated or assigned in whole.

(b)           The Borrower shall pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon by the Borrower and the Administrative Agent.

(d)           All fees payable hereunder shall be computed on the basis of a year of 360 days and will be payable for the actual number of days elapsed and shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees and utilization fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

Section 2.13.          Interest. (a)The Loans comprising each Base Rate Borrowing shall bear interest for each day at the Alternate Base Rate.

(b)           The Loans comprising each Eurodollar Borrowing shall bear interest for each Interest Period in effect for such Borrowing at the Adjusted LIBO Rate for such Interest Period, plus the Applicable Rate.

(c)           Each Swingline Loan shall bear interest for each day at the rate per annum equal to (i) the rate determined by the Swingline Lender to be its cost of funds in respect of such Swingline Loan, plus (ii) the Applicable Rate for Eurodollar Borrowings then in effect.

(d)           Notwithstanding the foregoing, (i) if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal of any Loan, 2% plus the rate that otherwise would be applicable to such Loan as provided in the preceding subsections of this Section or (B) in the case of any other amount, 2% plus the Alternate Base Rate; and (ii) upon notice to the Borrower from the Administrative Agent upon and during the continuance of an Event of Default, and continuing for so long as an Event of Default exists (but without duplication of the interest accruing pursuant to clause (i), above), interest on the Loans shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate that otherwise would be applicable to such Loan as provided in the preceding subsections of this Section.

(e)           Interest accrued on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to Section 2.13(d) shall be payable on demand, (ii) upon any repayment of any Loan (except a prepayment of a Base Rate Revolving Loan before the end of the Revolving Availability Period), interest accrued on the principal amount repaid shall be payable on the date of such repayment and (iii) upon any conversion of a Eurodollar Loan before the end of the current Interest Period there for, interest accrued on such Loan shall be payable on the effective date of such conversion.

(f)            All interest hereunder will be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate will be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case will be payable for the actual number of days elapsed (including the first day but excluding the last day). Each applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and its determination thereof will be conclusive absent manifest error.

Section 2.14.          Alternate Rate of Interest. If before the beginning of any Interest Period for a Eurodollar Borrowing:

(i)            the Dow Jones Telerate Service is no longer quoting rates for LIBO Rates and there is no substitute or successor thereto as provided in Section 1.01, and if deposits in dollars in the applicable amounts are not being offered by KeyBank National Association in the London interbank market for such Interest Period; or

(ii)           Lenders having 50% or more of the aggregate principal amount of the Loans to be included in such Borrowing advise the Administrative Agent that the Adjusted LIBO Rate for such Interest Period, after giving effect to Section 2.15, will not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing will be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing will be made as a Base Rate Borrowing.

Section 2.15.          Increased Costs. (a) If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)           impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make Eurodollar Loans) or to increase the cost to such Lender or to reduce any amount received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower shall pay to such Lender such additional amount or amounts as will compensate it for such additional cost incurred or reduction suffered.

(b)           If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time following receipt of the certificate referred to in subsection (c) of this Section, the Borrower shall pay to such Lender such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate it or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section shall be delivered to the Borrower and shall be rebuttably presumed to be correct. Each such certificate shall contain a representation and warranty on the part of the Lender to the effect that such Lender has complied with its obligations pursuant to Section 2.19 hereof in an effort to eliminate or reduce such amount. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay by any Lender to demand compensation pursuant to this Section will not constitute a waiver of its right to demand such compensation; provided that the Borrower will not be required to compensate a Lender pursuant to this Section for any increased cost or reduction incurred more than 180 days before it notifies the Borrower of the Change in Law giving rise to such increased cost or reduction and of its intention to claim compensation therefor. However, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the 180-day period referred to above will be extended to include the period of retroactive effect thereof.

Section 2.16.          Break Funding Payments. If (a) any principal of any Eurodollar Loan is repaid on a day other than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) any Eurodollar Loan is converted on a day other than the last day of an Interest Period applicable thereto, (c) the Borrower fails to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(f) and is revoked in accordance therewith), or (d) any Eurodollar Loan is assigned on a day other than the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then the Borrower shall compensate each Lender for its loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost and expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the end of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have begun on the date of such failure), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the beginning of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17.          Taxes. (a) All payments by the Borrower under the Loan Documents shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that, if the Borrower shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable will be increased as necessary so that, after all required deductions and withholdings (including deductions applicable to additional sums payable under this Section) are made, each relevant Lender Party receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify each Lender Party, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Lender Party with respect to any payment by or obligation of the Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (unless such penalties, interest or expenses arise by reason of the gross negligence or willful misconduct of such Lender), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment delivered to the Borrower by a Lender Party on its own behalf, or by the Administrative Agent on behalf of a Lender Party, shall be conclusive absent manifest error. If the Borrower has indemnified any Lender Party pursuant to this Section 2.17(c), such Lender Party shall take such steps as the Borrower shall reasonably request (at the Borrower’s expense) to assist the Borrower in recovering the Indemnified Taxes or Other Taxes and any penalties or interest attributable thereto; provided that no Lender Party shall be required to take any action pursuant to this Section 2.17(c) unless, in the reasonable judgment of such Lender Party, such action (i) would not subject such Lender Party to any unreimbursed cost or expense and (ii) would not otherwise be disadvantageous to such Lender Party.

(d)           As soon as practicable after the Borrower pays any Indemnified Taxes or Other Taxes to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the laws of the United States, or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. If any such Foreign Lender becomes subject to any Tax because it fails to comply with this subsection as and when prescribed by applicable law, the Borrower shall take such steps (at such Foreign Lender’s expense) as such Foreign Lender shall reasonably request to assist such Foreign Lender to recover such Tax.

(f)            The provisions of this Section 2.17 shall survive the termination of this Agreement and repayment of the Loans.

Section 2.18.          Payments Generally; Pro Rata Treatment; Sharing of Set-Offs. (a) The Borrower shall make each payment required to be made by it under the Loan Documents (whether of principal, interest or fees, or amounts payable under Section 2.15, 2.16 or 2.17(c) or otherwise) before the time expressly required under the relevant Loan Document for such payment (or, if no such time is expressly required, before noon, Prevailing Eastern Time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amount received after such time on any day may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 127 Public Square, 6th Floor, Cleveland, Ohio 44114 (or such other address as may from time to time be designated by the Administrative Agent to the Borrower in writing), except payments to be made directly to the Swingline Lender as expressly provided herein and except that payments pursuant to Sections

2.15,2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly alter receipt thereof. Unless otherwise specified herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day and, if such payment accrues interest, interest thereon will be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the Lenders in accordance with the amounts of principal then due.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or any of its participations in Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless, before the date on which any payment is due to the Administrative Agent for the account of one or more Lender Parties hereunder, the Administrative Agent receives from the Borrower notice that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance on such assumption, distribute to each relevant Lender Party the amount due to it. In such event, if the Borrower has not in fact made such payment, each Lender Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender Party with interest thereon, for each day from and including the day such amount is distributed to it to but excluding the day it repays the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender fails to make any payment required to be made by it pursuant to Section 2.04(e), 2.06(b), 2.18(d) or 9.03(c), the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19.          Lender’s Obligation to Mitigate; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use all commercially reasonable efforts to mitigate or eliminate the amount of such compensation or additional amount, including without limitation, by designating a different lending office for funding or booking its Loans hereunder or by assigning its rights and obligations hereunder to another of its offices, branches or affiliates; provided that no Lender shall be required to take any action pursuant to this Section 2.19(a) unless, in the reasonable judgment of such Lender, such designation or assignment or other action (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender in any material respect. The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (including, without limitation, participations in Swingline Loans) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Swingline Lender), which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender Parties that:

Section 3.01.          Organization; Powers. The Borrower and each of its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02.          Authorization; Enforceability. The Financing Transactions to be entered into by the Borrower are within its corporate, limited liability company or similar company powers and have been duly authorized by all necessary corporate, limited liability company (or similar) action and, if required, stockholder or equity holder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which the Borrower is to be a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, as the case may be, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03.          Governmental Approvals; No Conflicts. The Financing Transactions and the use of the proceeds thereof (a) do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws, limited liability company agreement or other organizational documents of the Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its properties, or give rise to a right thereunder to require the Borrower to make any payment, where such default or payment reasonably can be expected to have a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any property of the Borrower.

Section 3.04.          Financial Statements; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders (i) the audited Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2005 and the related Consolidated statements of income and cash flows for the Fiscal Year then ended, reported on by KPMG LLP, independent public accountants, and (ii) the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2006 and the related Consolidated statements of income and cash flows for the Fiscal Quarter then ended and for the portion of the Fiscal Year then ended, all certified by the Borrower’s chief financial officer. Such financial statements present fairly, in all material respects, the Consolidated financial position of the Borrower and its Subsidiaries as of such dates and its Consolidated results of operations and cash flows for such periods in accordance with

GAAP, subject to normal year-end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above. None of the Borrower or any of its Material Subsidiaries has on the date hereof any material contingent liabilities, material liabilities for taxes, material unusual forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets as at said dates.

(b)           Since December 31, 2005 (or, after the Effective Date, since the last day of the Fiscal Year in respect of which the Borrower has delivered audited financial statements pursuant to Section 5.01(i)) there has been no material adverse change in the business, operations, properties, assets, financial condition, prospects, contingent liabilities or material agreements of the Borrower and its Subsidiaries, taken as a whole.

(c)           The Borrower has heretofore furnished to each of the Lenders the annual Statutory Statement of each Insurance Subsidiary for the fiscal year thereof ended December 31, 2005, and the quarterly Statutory Statement of each Insurance Subsidiary for the partial year ended September 30, 2006, in each case as filed with the Applicable Insurance Regulatory Authority. All such Statutory Statements present fairly in all material respects the financial condition of each Insurance Subsidiary as at, and the results of operations for, the fiscal year ended December 31, 2005, and partial year ended September 30, 2006, in accordance with statutory accounting practices prescribed or permitted by the Applicable Insurance Regulatory Authority. Since September 30, 2006, there has been no material adverse change in the financial condition of any Material Insurance Subsidiary from that set forth in its respective Statutory Statement as at September 30, 2006.

Section 3.05.          Insurance Licenses. Schedule T to the most recent annual Statutory Statement of each Insurance Subsidiary lists, as of the Effective Date, all of the jurisdictions in which such Insurance Subsidiary holds active licenses (including, without limitation, licenses or certificates of authority from Applicable Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business or to act as an insurance agent or broker (collectively, the “Licenses”). Each Insurance Subsidiary is in compliance in all material respects with each License held by it. No License (to the extent material) is the subject of a proceeding for suspension or revocation or any similar proceedings, there is no sustainable basis for such a suspension or revocation, and to the knowledge of the Borrower no such suspension or revocation has been threatened by any Applicable Insurance Regulatory Authority except in any such case where such proceedings would not have a Material Adverse Effect.

Section 3.06.          Borrower’s Subsidiaries.

(a)           As of the Effective Date, the Borrower has no Subsidiaries, other than those set forth on Part A of Schedule 3.06. Part A of Schedule 3.06 accurately identifies the jurisdiction under the laws of which each such Subsidiary is formed and whether such Subsidiary is or is not, as the case may be, a Material Subsidiary as of the Effective Date.

(b)           Set forth on Part B of Schedule 3.06 is a complete and correct list of all Investments (other than (i) Investments disclosed in Part A of said Schedule 3.06 and any other Investments existing as of the date hereof permitted under Section 6.04 and (ii) Guarantees of Debt the aggregate principal or face amount of which Debt is less than $5,000,000) held by the Borrower or any of its Subsidiaries in any Person on the date hereof and, for each such Investment, (A) the identity of the Person or Persons holding such Investment and (B) the nature of such Investment. Except as disclosed in Part B of Schedule 3.06, each of the Borrower and its Subsidiaries owns, free and clear of all Liens, all such Investments.

Section 3.07.          Litigation. There is no action, suit, arbitration proceeding or other proceeding, inquiry or investigation, at law or in equity, before or by any arbitrator or Governmental Authority pending against the Borrower or any Material Subsidiary or of which the Borrower or any Material Subsidiary has otherwise received notice or which, to the knowledge of the Borrower, is threatened against the Borrower or any Material Subsidiary (i) as to which, but after giving effect to any applicable insurance claim reserve, there is a reasonable possibility of an unfavorable decision, ruling or finding which would reasonably be expected to result in a Material Adverse Effect or (ii) that involves any of the Loan Documents or the Financing Transactions or the use of the proceeds thereof.

Section 3.08.          Compliance with Laws and Agreements; Foreign Asset Control Regulations. (a) The Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including (i) all Environmental Laws, (ii) ERISA, (iii) applicable laws, regulations and orders dealing with intellectual property, and (iv) the Fair Labor Standards Act and other applicable law dealing with such matters) and all indentures, agreements and other instruments binding on it or its property, except where failures to do so, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

(b)           The Borrower is and will remain in full compliance with all laws and regulations applicable to it ensuring that no person who owns a controlling interest in or otherwise controls the Borrower is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”). Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (B) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders.

Section 3.09.          Investment Company Status. The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.10.          Taxes. The Borrower and its Subsidiaries are members of an affiliated group of corporations filing consolidated returns for Federal income tax purposes, of which the Borrower is the “common parent” (within the meaning of Section 1504 of the Code) of such group. The Borrower and its Material Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Material Subsidiaries. The charges, accruals and reserves on the books of the Borrower and its Material

Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate. The Borrower has not given or been requested to give a waiver of the statute of limitations relating to the payment of any Federal, state, local and foreign taxes or other impositions.

Section 3.11.          Material Agreements and Liens.

(a)           Part A of Schedule 3.11 is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Debt or any extension of credit (or commitment for any extension of credit) to, or Guarantee by, the Borrower or any of its Subsidiaries, outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of said Schedule 3.11.

(b)           Part B of Schedule 3.11 is a complete and correct list of each Lien securing Debt of any Person outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000 and covering any Property of the Borrower or any of its Subsidiaries, and the aggregate Debt secured (or that may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Part B of said Schedule 3.11.

Section 3.12.          Environmental Matters. Each of the Borrower and its Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization would not (either individually or in the aggregate) have a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect and each of the Borrower and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply therewith would not (either individually or in the aggregate) have a Material Adverse Effect.

Section 3.13.          Capitalization. The authorized capital stock of the Borrower consists, on the date hereof, of an aggregate of 127,000,000 shares consisting of (a) 125,000,000 shares of common stock, $1 par value, of which (as of September 30, 2006) 55,839,818 shares were duly and validly issued and outstanding, each of which shares is fully paid and non-assessable, and (b) 2,000,000 shares of preferred stock, $1 par value, of which (as of September 30, 2006) no shares were issued and outstanding, each of which shares is fully paid and non-assessable. As of the date hereof, (i) except as set forth in Part A of Schedule 3.13, there are no outstanding Equity Rights with respect to the Borrower and (ii) except as set forth in Part B of Schedule 3.13, there are no outstanding obligations of the Borrower or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of capital stock of the Borrower nor are there any outstanding obligations of the Borrower or any of its Subsidiaries to make payments to any Person, such as

“phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of the Borrower or any of its Subsidiaries.

Section 3.14.          No Reliance. The Borrower has made, independently and without reliance upon the Administrative Agent or any Lender, and based on such documents and information as it has deemed appropriate, its own decision to enter into this Agreement and has made (and will continue to make), independently and without reliance upon the Administrative Agent or any Lender, and based on such documents and information as it has deemed appropriate (or shall deem appropriate at the time), its own legal, credit and tax analysis of the transactions contemplated hereby.

Section 3.15.          ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.16.          Regulation U. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).

Section 3.17.          Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. All of the reports, financial statements, certificates and other written information (other than projected financial information) that have been made available by or on behalf of the Borrower to the Arrangers, the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder, are complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

Section 3.18.          Solvency. Immediately after the Financing Transactions to occur on the Effective Date are consummated and after giving effect to the application of the proceeds of each Loan made on the Effective Date and after giving effect to the application of the proceeds of each Loan made on any other date, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (c) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Effective Date.

Section 3.19.          Anti-Terrorism Requirements.

(a)           Neither any Borrower nor any Affiliate of any Borrower, is in violation in any material respect of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)           Neither any Borrower, nor any Affiliate of any Borrower or their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)            a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii)           a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii)          a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v)           a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi)          a Person who is affiliated or associated with a Person listed above.

(c)           Neither the Borrower or, to the knowledge of the Borrower, any of its agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

ARTICLE 4

CONDITIONS

Section 4.01.          Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           The Administrative Agent shall have received counterparts hereof signed by the Borrower and each of the Lenders listed on the signature pages hereof (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of facsimile or other written confirmation from such party that it has executed a counterpart hereof).

(b)           The Administrative Agent shall have received favorable written opinions addressed to the Administrative Agent and the Lenders and dated the Effective Date of Wendy Carlson, General Counsel of the Borrower, and Skadden, Arps, Slate, Meagher & Flom, LLP, special counsel for the Borrower, which opinions shall cover such matters relating to the Borrower, the Loan Documents and the Financing Transactions, and otherwise shall be in such form and substance, as the Administrative Agent shall request. The Borrower requests such counsel to deliver such opinions.

(c)           The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and its Material Subsidiaries, the authorization for and validity of the Financing Transactions and any other legal matters relating to the Borrower, its Material Subsidiaries, the Loan Documents or the Financing Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)           The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in clauses (b), (c) and (d) of Section 4.02.

(e)           That the Required Lenders shall not have notified the Administrative Agent of their determination that, since December 31, 2005, any event, development or circumstance has occurred that has had or would reasonably be expected to have a Material Adverse Effect.

(f)            That neither of the Arrangers nor the Administrative Agent shall have become aware of any information or other matter affecting the Borrower or the Financing Transactions which was in existence prior to the date of this Agreement and is inconsistent in a material and adverse manner with any such information or other matter disclosed to them prior to the date of this Agreement.

(g)           The Borrower shall have paid all fees and other amounts due and payable to the Lender Parties on or before the Effective Date, including an up-front fee to each Lender as specified in a separate letter between the Arranger and the Borrower and further including, to the extent invoiced, all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower under the Loan Documents.

(h)           All consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Financing Transactions shall have been obtained and be in full force and effect, except where failure to obtain such approval or consent would not have a Material Adverse Effect.

(i)            The Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the Credit Agreement among the Borrower, various lender parties thereto, and U.S. Bank National Association, as agent dated September 22, 2004, as thereafter amended or supplemented, shall have expired or been terminated and that all of the respective Debt and other obligations of the Borrower and its Subsidiaries thereunder shall have been paid and satisfied in full.

(j)            The Administrative Agent shall have received from the trustee under each indenture governing the Trust Preferred Securities Notes a confirmation of the subordination of the Borrower’s Debt and obligations thereunder to its Debt and obligations hereunder, all in form and substance satisfactory to the Administrative Agent; provided that, at the option of the Borrower, the requirements of this paragraph (j) may be satisfied (i) by causing the opinion of counsel delivered by Skadden, Arps, Slate, Meagher & Flom, LLP pursuant to paragraph (b), above, to contain an opinion in respect of such subordination reasonably satisfactory to the Administrative Agent in form and substance or (ii) pursuant to the provisions of this paragraph (j), other than the provisions of clause (i) of this proviso, no later than 60 days after the Effective Date.

(k)           The Administrative Agent and the Lenders shall have received from the Borrower such other certificates and other documents as the Administrative Agent or any Lender may reasonably have requested, including the promissory note complying with Section 2.09(e) of any Lender requesting such promissory note.

If, pursuant to the option provided in clause (ii) of the proviso in paragraph (j) of this Section 4.01, the Borrower defers satisfaction of the condition precedent therein set forth, the Borrower’s failure to satisfy such condition on or before 60 days after the Effective Date shall constitute an Event of Default.

Section 4.02.          Conditions to Initial Utilization and Each Subsequent Utilization. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial Borrowing), the obligation of the Swingline Lender to make any Swingline Loan (including the initial Swingline Loan, if such initial Swingline Loan is made prior to the occasion of the initial Borrowing), are each subject to receipt of the Borrower’s request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)           The Effective Date shall have occurred.

(b)           Immediately before and immediately after giving effect to such Borrowing or Swingline Loan, as applicable, no Default shall have occurred and be continuing.

(c)           The representations and warranties of the Borrower set forth in the Loan Documents shall be true on and as of the date of such Borrowing or Swingline Loan, as applicable.

(d)           Immediately before and after such Borrowing or Swingline Loan is made, the Total Outstanding Amount will not exceed the Total Commitment.

Each Borrowing and each Swingline Loan shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (b), (c) and (d) of this Section.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 5.01.          Financial Statements and Other Information. The Borrower shall furnish to the Administrative Agent (for delivery to each Lender):

(i)            as soon as available and in any event within 90 days after the end of each Fiscal Year, its audited Consolidated balance sheet as of the end of such Fiscal Year and the related statements of income and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without qualification or exception and without any qualification or exception as to the scope of such audit) as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its Subsidiaries on a Consolidated basis in accordance with generally accepted auditing standards;

(ii)           as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, its Consolidated balance sheet as of the end of such Fiscal Quarter and the related statements of income and cash flows for such Fiscal Quarter and for the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as (A) reflecting all adjustments (which adjustments are normal and recurring unless otherwise disclosed) necessary for a fair presentation of the results for the period covered and (B) having been prepared in accordance with the applicable rules of the SEC;

(iii)          concurrently with each delivery of financial statements under clause (i) or (ii) above, a certificate of a Financial Officer (A) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.11 through Section 6.14, inclusive, and (C) identifying any change(s) in GAAP or in the application thereof that have become effective since the date of, and have had an effect on, the Borrower’s most recent audited financial statements referred to in Section 3.04 or delivered pursuant to this Section (and, if any such change has become effective, specifying the effect of such change on the financial statements accompanying such certificate);

(iv)          concurrently with each delivery of financial statements under clause (i) above, (A) a certificate of the accounting firm that reported on such financial statements stating whether during the course of their examination of such financial statements they obtained knowledge of any Default (which certificate may be limited to the extent required by accounting rules or guidelines) and (B) a certificate of a Financial Officer identifying any Subsidiary that has been formed or acquired during the Fiscal Year covered by such financial statements;

(v)           promptly after the same become publicly available, copies of all periodic and other material reports and proxy statements filed by the Borrower or any Material Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC;

(vi)          promptly upon the effectiveness of any material amendment or modification of, or any waiver of the rights of the Borrower or any Material Subsidiary under, the certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents of the Borrower or any Material Subsidiary, and

(vii)         promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower and its Material Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

provided that any information or document that is required to be furnished by any of clauses (i), (ii), (v), (vi) and (vii) of this Section 5.01 and that is filed with the SEC via the EDGAR filing system shall be deemed to be furnished so long as the Borrower provides to the Administrative Agent and the Lenders electronic or written notice of the posting of such information or document.

Section 5.02.          Notice of Material Events. The Borrower shall furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority or Applicable Insurance Regulatory Authority against or affecting the Borrower or any Material Subsidiary that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or the filing any other legal or arbitral proceedings, and any material development in respect of such legal or other proceedings, affecting the Borrower or any of its Subsidiaries, except proceedings that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liabilities of the Borrower and its Material Subsidiaries in an aggregate amount exceeding $5,000,000;

(d)           (i) the occurrence of any change in the Borrower’s Senior Debt Rating by any of Best, Fitch and S&P and (ii) the establishment of a Senior Debt Rating of the Borrower by

Moody’s and, after such establishment, any change in the Borrower’s Senior Debt Rating by Moody’s;

(e)           at least five Business Days prior to the effectiveness of any amendment to the terms of the Convertible 2004 Debt, or the effectiveness of any agreement governing any Debt in replacement or exchange thereof, a copy of such amendment or agreement;

(f)            any actual or proposed change in any Applicable Insurance Code that could reasonably be expected to have a Material Adverse Effect, promptly upon the Borrower’s or any Insurance Subsidiary’s becoming aware of such actual or proposed change;

(g)           any change in the published rating by Best of any Person to which any Insurance Subsidiary has ceded risk pursuant to a Reinsurance Agreement if such change causes such published rating to be “B+” or lower; and

(h)           any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03.          Material Insurance Subsidiary Reporting. The Borrower shall furnish to the Administrative Agent and each Lender copies of the following:

(i)            promptly after filing with the Applicable Insurance Regulatory Authority and in any event within 45 days after the end of each for the first three quarterly fiscal periods of each fiscal year of each Material Insurance Subsidiary, its quarterly Statutory Statement for such quarterly fiscal period, together with the opinion thereon of a senior financial officer of such Material Insurance Subsidiary stating that such Statutory Statement presents the financial condition of such Material Insurance Subsidiary for such quarterly fiscal period in accordance with statutory accounting practices required or permitted by the Applicable Insurance Regulatory Authority;

(ii)           promptly after filing with the Applicable Insurance Regulatory Authority and in any event within 90 days after the end of each fiscal year of each Material Insurance Subsidiary, the annual Statutory Statement of such Material Insurance Subsidiary for such year, together with (i) the opinion thereon of a senior financial officer of such Material Insurance Subsidiary stating that said annual Statutory Statement presents the financial condition of such Material Insurance Subsidiary for such fiscal year in accordance with statutory accounting practices required or permitted by the Applicable Insurance Regulatory Authority and (ii) a certificate of a valuation actuary affirming the adequacy of reserves taken by such Material Insurance Subsidiary in respect of future policyholder benefits as at the end of such fiscal year (as shown on such Statutory Statement);

(iii)          within ninety (90) days after the close of each fiscal year of each Insurance Subsidiary, a copy of the “Statement of Actuarial Opinion” for such Insurance Subsidiary which is provided to the Applicable Insurance Regulatory Authority (or equivalent information should such Applicable Insurance Regulatory Authority no longer require such a statement), which statement shall be in the format prescribed by the Applicable Insurance Code of such Insurance Subsidiary;

(iv)          within 180 days after the end of each fiscal year of each Material Insurance Subsidiary, the report of KPMG LLP (or other independent certified public accountants of recognized national standing) on the annual Statutory Statements delivered pursuant to clause (ii), above;

(v)           promptly after any Material Insurance Subsidiary receives the results of a triennial examination by the NAIC of the financial condition and operations of such Insurance Subsidiary or any of its Material Subsidiaries, a copy thereof;

(vi)          promptly following the delivery or receipt by the Borrower or any of its Material Insurance Subsidiaries of any correspondence, notice or report to or from any Applicable Insurance Regulatory Authority that relates, to any material extent, to the financial viability of any of its Material Subsidiaries, a copy thereof;

(vii)         within five Business Days after receipt, notice from any Applicable Insurance Regulatory Authority of any threatened or actual proceeding for suspension or revocation of any License or any similar proceeding with respect to any such License; and

(viii)        promptly, notice of any denial of coverage, litigation, or arbitration arising out of any Reinsurance Agreements to which any Insurance Subsidiary is a party which denial, litigation or arbitration involves $10,000,000 or more.

Section 5.04.          Existence; Conduct of Business. Except as otherwise permitted under Section 6.03, the Borrower shall, and shall cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business.

Section 5.05.          Payment of Obligations. The Borrower shall, and shall cause each of its Material Subsidiaries to, pay all of its Material Debt and other material obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 5.06.          [Reserved].

Section 5.07.          Insurance. The Borrower shall keep itself and all of its insurable properties, and shall cause each Material Subsidiary to keep itself and all of its insurable properties, insured at all times to such extent, by such insurers, and against such hazards and liabilities as is customarily carried by prudent businesses of like size and enterprise; and promptly upon the Administrative Agent’s written request upon and during the continuance of an Event of Default, the Borrower shall furnish to the Administrative Agent such information about any such insurance as the Administrative Agent may from time to time reasonably request; provided that, nothing in this Section 5.07 shall be deemed to require any of the Borrower’s Material Subsidiaries to enter into any Reinsurance Agreement and provided, further, that The Borrower and its Material Subsidiaries may self-insure against such hazards and risks, and in such amounts as is customary for corporations of a similar size and in similar lines of business.

Section 5.08.          NAIC Ratio. In the event that the NAIC or any Applicable Insurance Regulatory Authority shall at any time promulgate any risk-based capital ratio requirements or guidelines, the Borrower shall cause each Material Insurance Subsidiary to comply with the minimum requirements or guidelines applicable to it as established by the NAIC or such Applicable Insurance Regulatory Authority.

Section 5.09.          Proper Records; Rights to Inspect and Appraise. The Borrower shall, and shall cause each of its Material Subsidiaries to, keep proper books of record and account in which complete and correct entries are made of all transactions relating to its business and activities. The Borrower shall, and shall cause each of its Material Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, directors and employees, all at such reasonable times and as often as reasonably requested, but, other than in exigent circumstances, taking into account periodic accounting and regulatory compliance demands on the Borrower and its Subsidiaries.

Section 5.10.          Compliance with Laws.

(a)           The Borrower shall, and shall cause each of its Material Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws and ERISA and the respective rules and regulations thereunder) applicable to it or its property, other than such laws, rules or regulations (a) the validity or applicability of which the Borrower or any Subsidiary is contesting in good faith by appropriate proceedings or (b) the failure to comply with which cannot reasonably be expected to result in a Material Adverse Effect.

(b)           Without limiting the generality of the foregoing, the Borrower and its Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Borrower shall deliver to the Lenders any certification or other evidence reasonably requested from time to time by any Lender in its reasonable discretion, confirming the Borrower’s compliance with this Section 5.10.

Section 5.11.          Use of Proceeds. The proceeds of the Revolving Loans and Swingline Loans will be used only to finance the general corporate purposes of the Borrower (including, without limitation, liquidity and working capital needs of the Borrower and its Subsidiaries). No part of the proceeds of any Loan will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations U and X.

ARTICLE 6

NEGATIVE COVENANTS

Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 6.01.          Debt; Certain Equity Securities. (a) The Borrower shall not, and shall not permit any of its Material Subsidiaries to, create, incur, assume or permit to exist any Debt, except:

(i)            Debt created under the Loan Documents;

(ii)           Debt existing on the date hereof (other than Debts that, individually, do not exceed $1,000,000 and, in the aggregate, do not exceed $5,000,000 in principal amount) and listed in Schedule 6.01;

(iii)                               Debt of Material Subsidiaries to the Borrower or to other Material Subsidiaries;

(iv)          Debt of $260,000,000 in aggregate principal amount incurred on, respectively, December 6, 2004 and December 30, 2004 by the Borrower pursuant to a note offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Convertible 2004 Debt”), which Convertible 2004 Debt at all times shall be on terms consistent in all material respects with those contained in the Convertible 2004 Debt Documents (the “Existing Terms”), and any Debt, not greater than $260,000,000 in principal amount and otherwise on terms not more restrictive on or otherwise less favorable to the Borrower in any material respect than the Existing Terms, in exchange therefor, whether or not the notes, debentures or other instruments evidencing such exchange Debt are exempt from such registration requirements (without limiting the generality of the foregoing, it is the intention hereby that the terms of the Convertible 2004 Debt, including the effect of any modification thereof, and the terms of any Debt in exchange or replacement thereof, (i) provide for a final scheduled maturity not earlier than December 6, 2024 and (ii) otherwise shall not be more restrictive on, or otherwise less favorable to, the Borrower in any material respect than the Existing Terms);

(v)           additional Debt of the Borrower and its Material Subsidiaries (including, without limitation, Capital Lease Obligations and other Debt secured by Liens permitted under Section 6.02 hereof) up to but not exceeding $10,000,000 in the aggregate at any one time outstanding as to all such Debt described in this clause (v);

(vi)          Subordinated Debt; and

(vii)         additional unsecured Debt not to exceed $10,000,000 in aggregate principal amount at any time outstanding as to the Borrower and its Subsidiaries on a Consolidated basis.

(b)           The Borrower shall not issue Current Redeemable Equity.

Section 6.02.          Liens. The Borrower shall not, and shall not permit any of its Material Subsidiaries to, create or permit to exist any Lien on any property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i)            Permitted Liens;

(ii)           any Lien on any property of the Borrower or any Material Subsidiary existing on the date hereof and listed in Schedule 6.02; provided that (A) such Lien shall not apply to any other property of the Borrower or any Material Subsidiary and (B) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iii)          any Lien existing on any property or asset before the acquisition thereof by the Borrower or any Material Subsidiary or existing on any property or asset of any Person that first becomes a Material Subsidiary after the date hereof before the time such Person becomes a Material Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Material Subsidiary, (B) such Lien will not apply to any other property or asset of the Borrower or any Material Subsidiary, (C) such Lien will secure only those obligations which it secures on the date of such acquisition or the date such Person first becomes a Material Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, and (D) the principal amount of Debt secured by any such Lien shall at no time exceed 80% of the fair market value (as determined in good faith by a senior financial officer of the Borrower) of such property at the time it was acquired (by purchase, construction or otherwise);

(iv)          Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Material Subsidiary; provided that (A) the Debt secured by such Liens is permitted by, as applicable, Section 6.01, (B) such Liens and the Debt secured thereby are incurred before or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Debt secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and (D) such Liens will not apply to any other property of the Borrower or any Material Subsidiary;

(v)           Liens to secure a Debt owing to the Borrower; and

(vi)          any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by a Lien permitted by any of clauses (iii), (iv), (v) or (vi) of this Section; provided that such Debt is not increased (except by the amount of fees, expenses and premiums required to be paid in connection with such refinancing, extension, renewal or refunding) and is not secured by any additional assets.

Section 6.03.          Fundamental Changes.

(a)           The Borrower shall not, nor shall it permit any of its Material Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

(b)           The Borrower shall not, nor shall it permit any of its Material Subsidiaries to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person except for purchases of inventory and other property to be sold or used in the ordinary course of business, Assumed Reinsurance in the ordinary course of business, Investments permitted under Section 6.04, and capital expenditures in the ordinary course of business.

(c)           the Borrower shall not, nor shall it permit any of its Material Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or Property, whether now owned or hereafter acquired.

(d)           Neither the Borrower nor any Subsidiary will engage in any business if, after giving effect to such business, less than one-half of the Borrower’s Consolidated revenues, determined in accordance with GAAP, would be derived from the providing of insurance (including insurance agency) and other financial services.

Notwithstanding the foregoing provisions of this Section 6.03:

(i)            any Subsidiary of the Borrower may be merged or consolidated with or into: (A) the Borrower if the Borrower shall be the continuing or surviving corporation or (B) any other such Subsidiary; provided that if any such transaction shall be between a Subsidiary and a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving corporation;

(ii)           any Material Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to the Borrower or a Wholly Owned Subsidiary of the Borrower;

(iii)          any Material Subsidiary of the Borrower may merge or consolidate with or acquire any other Person if, in the case of a merger or consolidation, the surviving corporation is a Wholly Owned Subsidiary of the Borrower; and

(iv)          the Borrower may merge with another Person, but only so long (A) as the surviving corporation is the Borrower, (B) after giving effect thereto, no Default would exist hereunder, (C) the business activity engaged in by such other Person would be permitted under Section 6.03(d) hereof if such other Person were a Subsidiary of the Borrower prior to such merger or consolidation and (D) the aggregate amount of the Statutory Surplus (determined as at the date of the relevant merger, consolidation or acquisition) of all such other Persons that have been the subject of any merger, consolidation or acquisition pursuant to this clause (iv) during any calendar year (other than any such merger, consolidation or acquisition financed solely with Net Available Proceeds) shall be less than $25,000,000.

Section 6.04.          Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower shall not, nor shall it permit any of its Material Subsidiaries to, make or permit to remain outstanding any Investments except (i) Investments outstanding on the date hereof and identified in Part B of Schedule 3.06, (ii) operating deposit accounts with banks, (iii) Permitted Investments, (iv) Investments by the Borrower and its Material Subsidiaries in their respective Subsidiaries, (v) Hedging Agreements in the ordinary course of the Borrower’s or such Subsidiary’s business, (vi) as to each Insurance Subsidiary, investments that would be permitted under the investment provisions of its Applicable Insurance Code administered and enforced by its Applicable Insurance Regulatory Authority, and (vii) as to the Borrower, any investment that, pursuant to clause (vi), above, would be permitted to be made by any of its Insurance Subsidiaries.

Section 6.05.          Asset Sales. The Borrower shall not, and shall not permit any of its Material Subsidiaries to, sell, transfer, lease or otherwise dispose of any property, including any Equity Interest owned by it, nor will any Material Subsidiary issue any additional Equity Interest in such Subsidiary, except:

(a)           sales of used or surplus equipment and Permitted Investments in the ordinary course of business;

(b)           Sale-Leaseback Transactions permitted pursuant to Section 6.07; and

(c)           other sales of assets so long as (i) immediately before and after giving effect thereto, no Default shall have occurred and be continuing, and (ii) the Senior Debt Rating by each Rating Agency immediately following the sale’s becoming known publicly is not more than one level or category lower than the Senior Debt Rating by such Rating Agency immediately prior to the sale’s becoming known publicly.

Section 6.06.          Ceded Reinsurance. The Borrower shall not, nor shall it permit any other Insurance Subsidiary to:

(a)           enter into any Reinsurance Agreement in respect of ceded risk in excess of $10,000,000 with any Person other than (i) another Insurance Subsidiary, (ii) any Person for which the most recently published rating by Best is “B++” or higher or, if such Person is not rated by Best, which has a Statutory Surplus (or the equivalent thereof) of not less than $500,000,000, (iii) any Person that posts security under such Reinsurance Agreement in an amount equal to the total liabilities assumed by such Person, through a letter of credit issued by an “authorized bank” (as such term is defined by the Applicable Insurance Regulatory Authority) or cash collateral deposit or (iv) any other reinsurers acceptable to the Administrative Agent, provided however, that for purposes of the foregoing clause (ii), any “NA” designation shall not be considered a rating of Best;

(b)           enter into any Reinsurance Agreement or Reinsurance Agreements with Lloyd’s of London if the aggregate amount of reinsurance ceded thereby would exceed 15% of the aggregate premium volume of reinsurance ceded by the Insurance Subsidiaries.

(c)           enter into any Surplus Relief Reinsurance except with another Insurance Subsidiary; provided that the Insurance Subsidiaries identified on Schedule 6.06 may continue to maintain (and from time to time replace so long as the amount thereof does not increase) the Surplus Relief Reinsurance in effect on the date hereof and described on Schedule 6.06; or

(d)           enter into any Reinsurance Agreement or Reinsurance Agreements if such Reinsurance Agreements will result in a 20% or more reduction of net premium volume for the Insurance Subsidiaries in any 12-month period.

Section 6.07.          Sale and Leaseback Transactions. The Borrower shall not, nor shall it permit any of its Material Subsidiaries to, enter into any an arrangement with any Person (other than the Borrower or any of its Material Subsidiaries) providing for the leasing to the Borrower or any of its Material Subsidiaries for a period of more than five years of any property which has been or is to be sold or transferred by the Borrower or such Material Subsidiary to such Person or to any other Person (other than the Borrower or any of its Material Subsidiaries), to which funds have been or are to be advanced by such Person on the security of the property subject to such lease (a “Sale-Leaseback Transaction”) if, after giving effect thereto, the Value (as defined below) of all Sale/Leaseback Transactions at such time would exceed 10% of the Consolidated Net Worth of the Borrower at such time. For purposes of this Section 6.07, “Value” shall mean, with respect to any Sale-Leaseback Transaction as at any time, the amount equal to the greater of (a) the net proceeds of the sale or transfer of the property subject to such Sale-Leaseback Transaction and (b) the fair value, in the opinion of the board of directors of the Borrower of such property at the time of entering into such Sale-Leaseback Transaction, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in such lease; provided that all obligations under such sale-leaseback agreements shall constitute Debt for purposes of calculating compliance with the covenants set forth in this Article 6.

Section 6.08.          Restricted Payments. The Borrower shall not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so unless, both immediately before and after giving effect to such Restricted Payment, no Default exists.

Section 6.09.          Transactions with Affiliates. Except as expressly permitted by this Agreement, the Borrower shall not, nor shall it permit any of its Material Subsidiaries to, directly or indirectly: (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate; (c) merge into or consolidate with or purchase or acquire property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, Guarantees and assumptions of obligations of an Affiliate); provided that (i) any Affiliate who is an individual may serve as a director, officer or employee of the Borrower or any of its Material Subsidiaries and receive reasonable compensation for his or her services in such capacity and (ii) the Borrower and its Material Subsidiaries may enter into transactions (other than extensions of credit by the Borrower or any of its Material Subsidiaries to an Affiliate) providing for the leasing of property, the rendering or receipt of services or the purchase or sale of inventory and other property in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Material Subsidiaries as the monetary or business consideration that would obtain in a comparable transaction with a Person not an Affiliate (or in the case of any management agreement or investment advisory agreement among or between the Borrower and its Insurance Subsidiaries, that is approved by the Applicable Insurance Regulatory Authorities).

Section 6.10.          Restrictive Agreements. The Borrower shall not and shall not permit any of its Material Subsidiaries to, directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of the Borrower or any Material Subsidiary to create or permit to exist any Lien on any of its property or (b) the ability of any Material Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Material Subsidiary or to Guarantee Debt of the Borrower or any other Material Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof and identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of, or any extension or renewal of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property securing such Debt and (v) clause (a) of this Section shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 6.11.          Ratio of Debt to Capital. The Borrower shall not, as of the end of any Fiscal Quarter, permit the ratio of (a) its Adjusted Consolidated Debt as of such Fiscal Quarter-end to (b) its Adjusted Total Capitalization as of such Fiscal Quarter-end to be greater than 0.425 to 1.

Section 6.12.          Risk-Based Capital Ratio. The Borrower shall not permit the Risk-Based Capital Ratio of any Material Insurance Subsidiary as of the end of any Fiscal Quarter to be less than 2.00 to 1.

Section 6.13.          Consolidated Net Worth. The Borrower shall not permit its Consolidated Net Worth (a) as of the end of the Fiscal Quarter ending September 30, 2006, to be less than $484,278,000 and (b) as of the end of any Fiscal Quarter thereafter, to be less than an amount equal to (i) the Fiscal Quarter Increase for the immediately preceding Fiscal Quarter, plus (ii) the Minimum Net Worth for such immediately preceding Fiscal Quarter.

Section 6.14.          Cash Coverage Ratio. The Borrower shall not permit the Cash Coverage Ratio as of the end of any Fiscal Quarter to be less than 1.25 to 1.00.

Section 6.15.          Amendment of Material Documents; Prepayments. (a) The Borrower shall not, and shall not permit any of its Material Subsidiaries to, without the prior written consent of the Required Lenders, amend, modify, supplement or waive any of its rights under its certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents, in each case in any manner that would reasonably be expected to have a Material Adverse Effect.

(b)           The Borrower shall not, and shall not permit any Subsidiary to, enter into any amendment, waiver or other modification of any of the Convertible 2004 Debt Documents, any of the Trust Preferred Securities Notes or any indenture or other agreement governing the Trust Preferred Securities Notes, or of any document evidencing or otherwise governing any Material Debt (i) if the effect of such amendment, waiver or other modification is to increase the interest rate on such Debt, increase the amount of principal due on any date, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate or make less onerous any such event or default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, or change any collateral therefor (other than to release such collateral), or (ii) if the effect of such amendment or change, together with all other amendments or changes made, is to increase in any material respect the obligations of the obligor thereunder or to confer any additional rights on the holders of such Debt (or a trustee or other representative on their behalf).

(c)           The Borrower shall not, and shall not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, defeasance or termination of any Subordinated Debt, except:

(i)            payments (other than optional or voluntary prepayments) as and when due in respect of such Subordinated Debt but only to the extent, if any, permitted by the subordination terms, subordination agreement or intercreditor agreement (or equivalent agreement otherwise named) applicable to such Subordinated Debt; and

(ii)           refinancings of such Subordinated Debt with the proceeds of other Subordinated Debt.

Section 6.16.          Lines of Business. The Borrower shall not, nor shall it permit any of its Subsidiaries to, engage to any substantial extent in any line or lines of business activity other than the business of owning and operating life insurance companies as conducted on the date hereof and businesses related or incidental thereto (it being understood that the businesses of American Equity Investment Capital, Inc. and American Equity Investment Properties, L.C., to the extent conducted as of the date hereof, are related to the business of owning and operating life insurance companies).

ARTICLE 7

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrower shall fail to pay when due any interest on any Loan or any fee or other amount (except an amount referred to in clause (a) above) payable under any Loan Document, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)           any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any Material Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.0l(i), Section 5.0l(ii), Section 5.0l (iii), Section 5.0l (iv), Section 5.02, Section 5.03, Section 5.04, Section 5.08, Section 5.10 or Section 5.11 or in Article 6;

(e)           the Borrower shall fail to observe or perform any provision of any Loan Document (other than those failures covered by clauses (a), (b), (c) and (d) of this Article 7) and such failure shall continue for 15 days after the earlier of notice of such failure to the Borrower from the Administrative Agent or knowledge of such failure by an officer of the Borrower;

(f)            the Borrower or any of its Material Subsidiaries shall fail to make a payment or payments (whether of principal or interest and regardless of amount) in respect of any Material Debt when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(g)           any event or condition occurs that (i) results in any Material Debt becoming due before its scheduled maturity or (ii) enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, before its scheduled maturity or (iii) results in the termination of or enables one or more banks or financial institutions to terminate commitments to provide in excess of $10,000,000 aggregate principal amount of credit to the Borrower or its Material Subsidiaries; provided that, in the case of any event described in clauses (ii) or (iii) that would permit Material Debt to be accelerated or would permit termination of such commitments, as applicable, only after the lapse of a cure period, so long as the Borrower has notified the Administrative Agent immediately upon occurrence of such event, such event shall give rise to an Event of Default hereunder upon expiration of such cure period; and provided, further, that neither (A) a mandatory payment of cash required by Section 10.01 of the Indenture described in the definition of Convertible 2004 Debt Documents (as it provides on the date hereof) nor (B) a mandatory prepayment of Material Debt required to be made by reason of the sale or other disposition (including, without limitation, condemnation or insured casualty) of assets securing such Material Debt shall be deemed to be an event or condition described in any of clauses (i), (ii) and (iii). above;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Material Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Material Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Borrower or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any the Borrower or any of its Material Subsidiaries or for a substantial part of’ its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            the Borrower or any of its Material Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more judgments for the payment of money, not covered by insurance, in an aggregate amount exceeding, after giving effect to any insurance, an amount equal to 3% of the Borrower’s shareholders’ equity, as reflected on the balance sheet of the Borrower as of the most recent Fiscal Quarter end, shall be rendered against the Borrower or any of its Material Subsidiaries and shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any asset of the Borrower or any of its Material Subsidiaries to enforce any such judgment;

(l)            an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or

(m)          any provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so state in writing;

then, and in every such event (except an event with respect to the Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.01.          Appointment and Authorization. Each Lender Party irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 8.02.          Rights and Powers as a Lender. The Administrative Agent shall, in its capacity as a Lender, have the same rights and powers as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent. The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 8.03.          Limited Duties and Responsibilities. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, or be liable for any failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04.          Authority to Rely on Certain Writings, Statements and Advice. The Administrative Agent shall be entitled to rely on, and shall not incur any liability for relying on, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely on any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05.          Sub-Agents and Related Parties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent hereunder.

Section 8.06.          Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the

Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Agent; provided that consultation with the Borrower shall not be required if an Event of Default shall have occurred and be continuing. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank or financial institution. Upon acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Administrative Agent hereunder.

Section 8.07.          Credit Decisions by Lenders. Each Lender acknowledges that it has, independently and without reliance on the Administrative Agent or any other Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on the Administrative Agent or any other Lender Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based on this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 8.08.          Agent’s Fees. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon by the Borrower and such Agent.

Section 8.09           Syndication Agent, Documentation Agent, Etc.. Neither of the Lead Arrangers nor the Sole Book Runner, in their capacities as such, shall have any duties or responsibilities or incur any liability under this Agreement or any of the Loan Documents.

Section 8.10           No Reliance on Administrative Agent’s Customer Identification Program . Each of the Lenders acknowledges and agrees that neither such Lender nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti-terrorism law, including any programs involving any of the following items relating to or in connection with any of the Borrower, its Affiliates or its agents, this Agreement, the other Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

ARTICLE 9

MISCELLANEOUS

Section 9.01.          Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)           if to the Borrower, to it at 5000 Westown Parkway, Suite 200, West Des Moines, Iowa 50266, Attention of David J. Noble, President (Facsimile No. (515) 221-9947);

(b)           if to the Administrative Agent or to the Swingline Lender, to KeyBank National Association, 127 Public Square, Cleveland, Ohio 44114, Attention of Mary K. Young (Facsimile No. (216) 689-4981); and

(c)           if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Administrative Agent and the Borrower. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of receipt.

Section 9.02.          Waivers; Amendments. (a) No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Lender Party had notice or knowledge of such Default at the time.

(b)           No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the consent of the Required Lenders; provided that no such agreement shall:

(i)            increase the Commitment of any Lender without its written consent;

(ii)           reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fee payable hereunder, without the written consent of each Lender Party affected thereby;

(iii)          postpone the maturity of any Loan, or the required date of any mandatory payment of principal (including without limitation pursuant to Section 2.10(b), or any date for the payment of any interest or fee payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender Party affected thereby;

(iv)          change the definition of “Percentage” or change Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby;

(v)           change any provision of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to take any action thereunder, without the written consent of each Lender; or

(vi)          increase the aggregate amount of the Commitments (without giving effect to any increases permitted or theretofore made pursuant to Section 2.05) under this Agreement to be in excess of $200,000,000, or amend Section 2.05 to permit increases in the aggregate Commitments permitted thereunder to be in excess of the $50,000,000 set forth therein on the date hereof, without the written consent of the Administrative Agent and Lenders having aggregate Exposures and unused Commitments representing more than two-thirds (2/3) of the sum of all Exposures and unused Commitments at such time (it being understood that an increase in the Commitment of any Lender is subject to clause (i) above); and

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Swingline Lender without its prior written consent; and provided further that neither a reduction or termination of Commitments pursuant to Section 2.08 or 2.11, nor an increase in Commitments pursuant to Section 2.05, constitutes an amendment, waiver or modification for purposes of this Section 9.02.

(c)           The Administrative Agent may, but shall have no obligation to, from time to time promulgate revised, replacement Schedules 2.01 (which, upon such promulgation, absent manifest error, shall become Schedule 2.01 hereto) and revisions or supplements to other Loan Documents to reflect changes in the parties constituting the Lenders and their respective Commitments pursuant to Assignments and Section 2.05, in each instance without the necessity of the agreement of the Borrower and the Required Lenders.

Section 9.03.          Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Arranger, the Administrative Agent and their respective Affiliates, including, without limitation, the reasonable fees, charges and disbursements of Squire, Sanders & Dempsey L.L.P., special counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by any Lender Party, including the fees, charges and disbursements of any counsel for any Lender Party, in connection with the replacement of any Lender pursuant to Section 2.19(b), the enforcement or protection of its rights in connection with the Loan Documents (including its rights under this Section) or the Loans, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans.

(b)           The Borrower shall indemnify each of the Lender Parties and their respective Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Financing Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that (i) such indemnity shall not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnitee’s gross negligence or willful misconduct; (ii) such indemnity shall not be available to any Indemnitee for losses, claims, damages, liabilities or related expenses arising out of a proceeding in which such indemnitee and the Borrower are adverse parties to the extent that the Borrower prevails on the merits, as determined by a court of competent jurisdiction (it being understood that nothing in this Agreement shall preclude a claim or suit by the Borrower against any Indemnitee for such Indemnitee’s failure to perform any of its obligations to the Borrower under the Loan Documents); (iii) the Borrower shall not, in connection with any such proceeding or related proceedings in the same jurisdiction and in the absence of conflicts of interest, be liable for the fees and expenses of more than one law firm at any one time for the Indemnitees (which law firm shall be selected (x) by mutual agreement of the Administrative Agent and the Borrower or (y) if no such agreement has been reached following the Administrative Agent’s good faith consultation with the Borrower with respect thereto, by the Administrative Agent in its sole discretion); (iv) each Indemnitee shall give the Borrower (x) prompt notice of any such action brought against such Indemnitee in connection with a claim for which it is entitled to indemnity under this Section and (y) an opportunity to consult from time to time with such indemnitee regarding defensive measures and potential settlement; and (v) the

Borrower shall not be obligated to pay the amount of any settlement entered into without its written consent (which consent shall not be unreasonably withheld).

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Swingline Lender under subsection (a) or (b) of this Section, each Lender severally agrees to pay to such Agent or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based on its share of the sum of the total Exposures and unused Commitments at the time.

(d)           To the extent permitted by applicable law, the Borrower shall not assert, and it hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Financing Transactions, any Loan or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable within five Business Days after written demand therefor.

Section 9.04.          Successors and Assigns. (a) The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (except the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly provided herein, the Related Parties of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Commitment it has at the time and any Loans at the time owing to it); provided that:

(i)            except in the case of an assignment to a Lender or a Lender Affiliate, each of the Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its Swingline Exposure, and the Swingline Lender) must give their prior written consent to such assignment (which consents shall not be unreasonably withheld);

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iii)          unless each of the Borrower and the Administrative Agent otherwise consent, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date on which the relevant Assignment is delivered to the Administrative Agent) shall not be less than $5,000,000; provided that this clause (iii) shall not apply to an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans;

(iv)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment, together with a processing and recordation fee of $3,500; provided that only one such fee shall be due in respect of a simultaneous assignment to more than one Lender Affiliate; and

(v)           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a completed Administrative Questionnaire;

and provided further that any consent of the Borrower otherwise required under this subsection shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to subsection (d) of this Section, from and after the effective date specified in each Assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (e) of this Section.

(c)           The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in Cleveland, Ohio a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, their respective Commitments and the principal amounts of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the parties hereto may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any party hereto at any reasonable time and from time to time upon reasonable prior notice.

(d)           Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), any processing and recordation fee referred to in, and payable pursuant to, subsection (b) of this Section and any written consent to such assignment required by subsection (b) of this Section, the Administrative Agent shall accept such Assignment and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

(e)           Any Lender may, without the consent of the Borrower or any other Lender Party, sell participations to one or more banks or other entities (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii) or (iv) of the first proviso to Section 9.02(b) that affects such Participant. Subject to subsection (f) of this Section, each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(f)            A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(g)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05.          USA Patriot Act. Each Lender or assignee or participant of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section

313 of the USA Patriot Act and the applicable regulations: (1) within ten (10) days after the Effective Date, and (2) as such other times as are required under the USA Patriot Act.

Section 9.06.          Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any principal of or accrued interest on any Loan or any fee or other amount payable hereunder is outstanding and unpaid or any Commitment has not expired or terminated. The provisions of Sections 2.15,2.16, 2.17 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the Financing Transactions, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.07.          Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement (i) will become effective when the Administrative Agent shall have signed this Agreement and received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and (ii) thereafter will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy will be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08.          Severability. If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lender Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Section 9.09.          Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any obligations of the Borrower now or hereafter existing hereunder and held by such Lender, irrespective of whether or not such Lender shall have made any demand hereunder and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

Section 9.10.          Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Ohio sitting in Cuyahoga County and of the courts of the State of New York sitting in New York County and of the United States District Court of the Northern District of Ohio and of the United States District Court of the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Ohio or New York state court or, to the extent permitted by law, in any such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)           The Borrower irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in subsection (b) of this Section. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(d)           Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 9.11.          WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED. EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12.          Headings. Article and Section headings and the Table of Contents herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13.          Confidentiality. Each Lender Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations of any Governmental Authority or any stock exchange or similar self-regulated entity or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of any right thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information either (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Lender Party on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Lender Party on a nonconfidential basis before disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.

Notwithstanding the foregoing, effective from the date of commencement of discussions concerning the transactions contemplated hereby, the parties hereto and each of their employees, representatives or other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that have been provided to them relating to such tax treatment and tax structure.

Section 9.14.          Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged or otherwise received by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such Lender shall have received such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of payment.

[No additional provisions are on this page; the page next following is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMERICAN EQUITY INVESTMENT LIFE
HOLDING COMPANY

By:	/s/ Debra J. Richardson
Debra J. Richardson,
Senior Vice President

KEYBANK NATIONAL ASSOCIATION, as
Administrative Agent, Co-Lead Arranger, Sole Book Runner and Swingline Lender

By:	/s/ Mary K. Young
Mary K. Young
Senior Vice President

LASALLE BANK NATIONAL ASSOCIATION, as Co-Lead Arranger

By:	/s/ Brandon S. Allison
Brandon S. Allison
Vice President

LENDERS

KEYBANK NATIONAL ASSOCIATION,
as Lender

By:	/s/ Mary K. Young
Mary K. Young
Senior Vice President

[Lender Signatures Continued]

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Brandon S. Allison

Name/Title:	Brandon S. Allison, Vice President

CITIBANK, N.A.

By:	/s/ Drew Desky

Name/Title:	Drew Desky, Director

BANKERS TRUST COMPANY, N.A.

By:	/s/ Jon M. Doll

Name/Title:	Jon M. Doll, Vice President

DEUTSCHE BANK AG, NEW YORK BRANCH

By:	/s/ John S. McGill

Name/Title:	John S. McGill, Director

By:	/s/ Michael Campites

Name/Title:	Michael Campites, Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Thomas A. Kiepura

Name/Title:	Thomas A. Kiepura, Vice President

SUNTRUST BANK

By:	/s/ Timothy M. O’Leary

Name/Title:	Timothy M. O’Leary, Director

WEST BANK

By:	/s/ Donald R. Stone,

Name/Title:	Donald R. Stone, Vice President

PRICING SCHEDULE

Borrower’s Pricing Rating*	Pricing Level	Euro-Dollar Margin	Facility Fee Rate

bbb+/BBB+ or any higher Borrower’s Pricing Rating	Level I	0.500%	0.125%
bbb/BBB	Level II	0.600%	0.150%
bbb-/BBB-	Level III	0.800%	0.200%
bb+/BB+	Level IV	1.000%	0.250%
bb/BB or any lower Borrower’s Pricing Rating	Level V	1.250%	0.375%

* If another statistical rating agency is substituted for Best or S&P pursuant to the definition of “Best” or “S&P”, the equivalent ratings category designations of such substitute Rating Agency shall be substituted for the ratings category designations of, as the case may be, Best or S&P set forth in this table.

For purposes of this Schedule, the following terms have the following meanings:

“Borrower’s Pricing Rating” means, as of any day, the Senior Debt Rating on such day of each of Best and S&P; provided that (i) in the event that on any day the Rating Agencies’ respective Senior Debt Ratings do not both fall into the same one of the Pricing Levels set forth above, the Borrower’s Pricing Rating shall the higher of the two Senior Debt Ratings on such day; except that if the lower of such two Senior Debt Ratings on such day is more than one Pricing Level lower than the higher of such two Senior Debt Ratings, then the Borrower’s Pricing Rating shall be deemed to be that of the Pricing Level that is immediately above such lower Senior Debt Rating; and (ii) in the event that, on any day, less than both of the Rating Agencies shall not then have in effect a Senior Debt Rating, the Pricing Level shall be Pricing Level V. The Pricing Levels shall be re-determined on each day on which occurs an announcement of a change in the Senior Debt Rating issued by either Rating Agency.

“Pricing Level” means for any day, the Pricing Level (I, II, II, IV or V) indicated on the table above that corresponds to the Borrower’s Pricing Rating on such day. Pricing Levels are referred to in ascending order, that is, Pricing Level I is the lowest Pricing Level and Pricing Level V is the highest Pricing Level.

EXHIBIT A

ASSIGNMENT AND ACCEPTANCE

AGREEMENT dated as of ___________________, ___________ among [NAME OF ASSIGNOR] (the “Assignor” and [NAME OF ASSIGNEE] (the “Assignee”).

WHEREAS, this Assignment and Acceptance (the “Agreement”) relates to the Credit Agreement dated as of November 20, 2006 among American Equity Investment Life Holding Company (the “Borrower”), the Assignor and the other Lenders party thereto, KeyBank National Association, as Administrative Agent (the “Administrative Agent”), Co-Lead Arranger, Sole Book Runner and Swingline Lender and LaSalle Bank National Association, Co-Lead Arranger (as amended from time to time, the “Credit Agreement”).

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower and participate in Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $____________

WHEREAS, Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $______________ are outstanding at the date hereof;

WHEREAS, Swingline Loans in the aggregate principal amount of $______________ are outstanding at the date hereof; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $_____________ (the “Assigned Amount”), together with a corresponding portion of each of its outstanding Loans and its Swingline Exposure, and the Assignee proposes to accept such assignment and assume the corresponding obligations of the Assignor under the Credit Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.           Definitions. All capitalized terms not otherwise defined herein have the respective meanings set forth in the Credit Agreement.

SECTION 2.           Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount and a corresponding portion of each of its outstanding Loans and its Swingline Exposure, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount and the corresponding portion of each of its outstanding Loans and its Swingline Exposure. Upon the execution and delivery hereof by the Assignor and the Assignee [and by the Borrower, the Administrative Agent and the Swingline Lender](1) and the payment of the amounts specified in

(1) Delete if consent is not required.

Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount and shall acquire the rights of the Assignor with respect to a corresponding portion of each of its outstanding Loans and its Swingline Exposure and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by the Assigned Amount, and the Assignor shall be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

SECTION 3.           Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.(2) Facility fees accrued before the date hereof are for the account of the Assignor and such fees accruing on and after the date hereof with respect to the Assigned Amount are for the account of the Assignee. Each of the Assignor and the Assignee agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and promptly pay the same to such other party.

(2) Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

[SECTION 4.         Consent of the Borrower, the Administrative Agent, and the Swingline Lender. This Agreement is conditioned upon the consent of the Borrower, the Administrative Agent and the Swingline Lender pursuant to Section 9.04(b) of the Credit Agreement. The execution of the Agreement by the Borrower, the Administrative Agent and the Swingline Lender is evidence of this consent.](3)

(3) Delete if consent is not required.

SECTION 5.           Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower. or the validity and enforceability of the Borrower’s obligations under the Credit Agreement, any note issued thereunder or any Loan Document. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter its own independent appraisal of the business, affairs and financial condition of the Borrower.

SECTION 6.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 7.           Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

The undersigned consent to the foregoing assignment.

[AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By:
Name:
Title:](4)

[KEYBANK NATIONAL ASSOCIATION, as Administrative Agent and Swingline Lender

By:
Name:
Title:](5)

(4) Delete if Borrower’s consent is not required.

(5) Delete (or modify as appropriate) if consent of Administrative Agent, and/or Swingline Lender is not required.

Schedule 2.01

Commitment Schedule

Name of Lender	Commitment

KeyBank National Association	$30,000,000
LaSalle Bank National Association	$30,000,000
CitiBank, N.A.	$20,000,000
Bankers Trust Company, N.A.	$15,000,000
Deutsche Bank AG, New York Branch	$15,000,000
JPMorgan Chase Bank, N.A.	$15,000,000
SunTrust Bank	$15,000,000
West Bank	$10,000,000

Total	$150,000,000